                          SECOND AMENDED AND RESTATED
                                CREDIT AGREEMENT

                                  BY AND AMONG

                         CABLE TV FUND 12-BCD VENTURE,

                   THE BANKS IDENTIFIED ON SCHEDULE 1 HERETO,

                             CORESTATES BANK, N.A.

                                      AND

                                SOCIETE GENERALE
                               as Managing Agents

                                      AND

                             CORESTATES BANK, N.A.
                            as Administrative Agent

                               February 12, 1996

                               TABLE OF CONTENTS

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SECTION ONE DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

         1.01.   Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.02.   Rule of Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SECTION TWO - LOAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         2.01.   The Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.02.   Promissory Notes.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.03.   Banks' Participation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.04.   Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.05.   Repayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.06.   Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.07.   Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.08.   Reduction and Termination of Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.09.   Prepayment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.10.   Funding Costs and Loss of Earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.11.   Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.12.   Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.13.   Administrative Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.14.   Regulatory Changes in Capital Requirements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.15.   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION THREE - REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         3.01.   Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.02.   Power and Authority; Validity of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.03.   No Violation of Laws of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.04.   Systems  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.05.   Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.06.   Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.07.   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.08.   Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.09.   Partnership Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.10.   Accuracy of Information; Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.11.   Partnership Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         3.12.   Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         3.13.   Management Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         3.14.   Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         3.15.   ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         3.16.   Fees and Commissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         3.17.   No Extension of Credit for Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         3.18.   Perfection of Security Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         3.19.   Hazardous Wastes, Substances and Petroleum Products  . . . . . . . . . . . . . . . . . . . . . . . .  34


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         3.20.   Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         3.21.   Investment Company Act; Public Utility Holding Company Act . . . . . . . . . . . . . . . . . . . . .  35
         3.22.   Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

SECTION FOUR - CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

         4.01.   Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.02.   Each Advance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

SECTION FIVE - AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

         5.01.   Existence and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.02.   Quarterly Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.03.   Annual Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.04.   Public Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.05.   Quarterly Compliance Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.06.   Books and Records; Inspection Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.07.   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.08.   Litigation; Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.09.   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.10.   Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.11.   Additional Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.12.   Compliance; Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.13.   ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.14.   Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.15.   Debt Service Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.16.   Operating Cash Flow to Interest Expense Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.17.   Extensions of Franchises . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.18.   Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.19.   Transactions Among Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.20.   Other Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.21.   Refund Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

SECTION SIX - NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

         6.01.   Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         6.02.   Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         6.03.   Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         6.04.   Liens and Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         6.05.   Additional Negative Pledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         6.06.   Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         6.07.   Transfer of Assets; Liquidation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         6.08.   Acquisitions and Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         6.09.   Payments to Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         6.10.   Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         6.11.   Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         6.12.   Insurance Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48


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SECTION SEVEN - ADDITIONAL COLLATERAL AND RIGHT OF SET-OFF  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

         7.01.   Additional Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         7.02.   Right of Set-off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

SECTION EIGHT - DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

         8.01.   Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         8.02.   Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

SECTION NINE - THE BANKS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

         9.01.   Application of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         9.02.   Set-off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         9.03.   Modifications and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         9.04.   Obligations Several  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         9.05.   Banks' Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         9.06.   investigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         9.07.   Powers of Agents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         9.08.   General Duties of Agent, Immunity and Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         9.09.   No Responsibility for Representations or Validity, etc . . . . . . . . . . . . . . . . . . . . . . .  54
         9.10.   Action on Instruction of Banks; Right to Indemnity . . . . . . . . . . . . . . . . . . . . . . . . .  54
         9.11.   Employment of Agents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         9.12.   Reliance on Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         9.13.   Agent's Rights as a Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         9.14.   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         9.15.   Resignation of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         9.16.   Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         9.17.   Collateral Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         9.18.   Enforcement by Administrative Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

SECTION TEN MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

         10.01.  Non-Recourse.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         10.02.  Indemnification and Release Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         10.03.  Participations and Assignments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         10.04.  Binding and Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         10.05.  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         10.06.  No Waiver; Delay . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         10.07.  Modification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         10.08.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         10.09.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         10.10.  Payment on Non-Business Days . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         10.11.  Time of Day  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
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         10.12.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         10.13.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         10.14.  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         10.15.  Acknowledgement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60


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



                         LIST OF SCHEDULES AND EXHIBITS

Schedule 1:      Banks and Maximum Principal Amounts

Exhibit A:       Advance Request Form

Exhibit B:       Form of Replacement Note

Exhibit C:       Disclosure Pursuant to Representations and Warranties

Exhibit D:       Funding Costs and Loss of Earnings Calculation

Exhibit E:       Opinions of Counsel

         Exhibit E-1:     Form of Opinion of Colorado Counsel

         Exhibit E-2:     Form of Opinion of California Counsel

         Exhibit E-3:     Form of Opinion of Florida Counsel

         Exhibit E-4:     Form of Opinion of New Mexico Counsel

         Exhibit E-5:     Form of Opinion of FCC Counsel

Exhibit F:       Parties' Addresses for Notices

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

         THIS AGREEMENT is made this 12th day of February, 1996, by and among CABLE TV FUND 12-BCD VENTURE, a joint venture general partnership consisting of three Colorado limited partnerships with offices at 9697 East Mineral Avenue, Englewood, Colorado 80112 ("Borrower"); CORESTATES BANK, N.A., a national banking association with offices at 1339 Chestnut Street, Philadelphia, PA 19101-7618 ("CoreStates," and in its capacity as administrative agent hereunder, "Administrative Agent"); SOCIETE GENERALE, a French bank acting through its New York branch with offices at 1221 Avenue of the Americas, New York, New York 10020 ("Societe Generale," and together with CoreStates in their capacity as managing agents hereunder, "Managing Agents"); and the other banks identified on Schedule 1 attached hereto (together with CoreStates and Societe Generale, each individually a "Bank" and individually and collectively, "Banks").

                              W I T N E S S E T H:

         WHEREAS, Borrower is a joint venture general partnership formed pursuant to the Joint Venture Agreement dated as of March 17, 1986 (as amended, the "Joint Venture Agreement") by and among Cable TV Fund 12-B, Ltd., Cable TV Fund 12-C, Ltd. and Cable TV Fund 12-D, Ltd., each a Colorado limited partnership (each individually a "Partner," and individually and collectively, the "Partners"); and

         WHEREAS, Borrower is the owner of certain cable television franchises, related contract rights and operating cable television properties and systems in and around Antelope Valley (Palmdale/Lancaster/California City/Edwards Air Force Base), California and the development of Rancho Vista, Palmdale, California (as further defined below, the "Palmdale System"), Albuquerque, New Mexico (as further defined below, the "Albuquerque System") and the City of Tampa, Florida (as further defined below, the "Tampa System"); and

         WHEREAS, Borrower and NationsBank of Texas, N.A., Royal Bank of Canada, Shawmut Bank Connecticut, N.A., Colorado National Bank, and CoreStates for itself and as agent (the "Existing Banks") are parties to that certain Amended and Restated Loan Agreement dated March 31, 1992, as amended by Amendment No. 1 dated September 30, 1994 (as amended, the "Existing Loan Agreement"), pursuant to which the Existing Banks agreed to advance to Borrower up to an aggregate principal amount outstanding at any time of Eighty-Seven Million Dollars ($87,000,000); and

         WHEREAS, Borrower desires to amend and restate the commitment under the Existing Loan Agreement and to borrow hereunder, and Banks on a several basis are willing to lend, on the terms and conditions hereinafter set forth, up to One Hundred Twenty Million Dollars ($120,000,000) for the purposes set forth herein.

         NOW, THEREFORE, in consideration of the promises and the agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                  SECTION ONE

                                  DEFINITIONS

         1.01. Definitions. When used in this Agreement, the following terms shall have the meaning set forth below; certain terms relating to interest rates are defined in Paragraph 2.06 and shall have the meanings set forth thereunder.

         "Administrative Agent" shall mean CoreStates in its capacity as administrative agent for the Banks hereunder, and its successors and assigns in such capacity.

         "Advance Request Form" shall mean the certificate in the form attached hereto as Exhibit A to be delivered by Borrower to Administrative Agent as a condition of each advance of the Loan pursuant to Paragraph 2.07 hereof.

         "Affiliate" of any person or entity shall mean (i) any person or entity directly or indirectly owning, controlling or holding five percent (5%) or more of the outstanding beneficial interest in such person or entity, (ii) any person or entity five percent (5%) or more of the outstanding beneficial interest of which is directly or indirectly owned, controlled, or held by such person or entity, (iii) any person or entity directly or indirectly controlling, controlled by, or under common control with such other person or entity, or (iv) any officer, director, partner or employee of such person or entity.

         "Agent" shall mean individually, and "Agents" shall mean individually and collectively, Administrative Agent and Managing Agents.

         "Agreement" shall mean this Second Amended and Restated Credit Agreement and all the exhibits and schedules hereto, as amended, modified or restated from time to time.

         "Albuquerque System" shall mean the cable franchises, related contract rights and operating cable television properties and systems of Borrower located in and around the City of Albuquerque, New Mexico, as more particularly described on Exhibit C attached hereto.

         "Annualized Operating Cash Flow" shall mean as of any date of determination four (4) times Borrower's Operating Cash Flow for the fiscal quarter of the Borrower most recently ended.

         "Bank" shall mean individually, and "Banks" shall mean individually and collectively, CoreStates, Societe Generale and the other Banks identified on Schedule 1 attached hereto.

         "Basic Rate" shall mean the minimum standard monthly fees and charges for the minimum level of "basic services" or "expanded basic services" (as such terms are commonly used with respect to the Systems).

         "Basic Subscribers" shall mean the number of subscribers in the Systems (excluding "second connects" as such term is commonly understood in the cable television industry) who are (a) currently receiving cable television signals supplied by Borrower; (b) have commenced payment for such signals at the Basic Rate, directly or indirectly, under subscriptions with Borrower; and
(c) are not sixty (60) or more days delinquent in payments as determined on a contractual basis. In the case of commercial buildings, such as hotels or motels, or in the case of multiple residential dwellings, such as apartment houses and multifamily homes, which do not obtain reduced bulk service rates, each separate guest unit or dwelling unit receiving service shall be counted as one subscriber. The number of subscribers in a commercial building or in a multiple residential dwelling which does obtain a reduced bulk service rate shall be obtained by dividing (i) the aggregate dollar amount of monthly subscribers' fees paid on account of such commercial building or multiple residential dwelling for basic service and expanded basic service by (ii) the applicable monthly rate for expanded basic services for the System in which such building or dwelling is located. Residential households (other than in a multiple residential dwelling) paying for services under any form of deferral payment arrangement shall not be included.

         "Borrower" shall mean Cable TV Fund 12-BCD Venture, a joint venture general partnership comprised of three Colorado limited partnerships pursuant to the Joint Venture Agreement by and among Cable TV Fund 12-B, Ltd., Cable TV Fund 12-C, Ltd. and Cable TV Fund 12-D, Ltd., owning on the date of this Agreement the respective percentages of partnership interests in Borrower set forth on Exhibit C attached hereto.

         "Business Day" shall mean any day not a Saturday, Sunday or public holiday under the laws of the Commonwealth of Pennsylvania, the State of Colorado or the State of New York.

         "Cable Act" shall mean the Cable Communications Policy Act of 1984, as amended, and all rules and regulations promulgated thereunder, as from time to time in effect.

         "Capital Expenditures" shall mean cash expenditures or the incurrence of indebtedness for any fixed assets or improvements, replacements, substitutions or additions thereto, which have a useful life of more than one
(1) year, including the direct or indirect acquisition of such assets by way of increased product service charges, offset items or otherwise.

         "Capital Leases" shall mean capital leases and subleases, as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 13 dated November 1976, as amended and updated from time to time.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder, as from time to time in effect.

         "Collateral" shall mean the collateral security afforded to CoreStates as collateral security agent for the Banks and the holders of the Insurance Notes under the Collateral Security Documents.

         "Collateral Security Documents" shall mean collectively, the Security Agreement and financing statements filed pursuant thereto, and the Intercreditor Agreement, in each case required to be delivered pursuant to Paragraph 4.01 hereof, and any additional documents granting or governing security for the Loan or the Insurance Notes.

         "Commitment" shall mean the maximum aggregate principal amount which Banks have agreed to advance under Section Two hereof, being on the date of this Agreement One Hundred Twenty Million Dollars ($120,000,000).

         "Communications Act" shall mean the Federal Communications Act of 1934, as amended, and all rules and regulations promulgated thereunder, as from time to time in effect.

         "Copyright Act" shall mean title 17 of the United States Code, as amended, and the rules and regulations promulgated thereunder, as from time to time in effect.

         "CoreStates" shall mean CoreStates Bank, N.A., a national banking association.

         "Debt Service" shall mean, for any fiscal period of Borrower, the payment or accrual of principal, interest and fees (including without limitation the commitment fee set forth in

Paragraph 2.12 hereof) due on Funded Debt in such period plus any amounts paid or accrued under Capital Leases for such period; provided, however, that for purposes of determining Debt Service for any fiscal quarter of Borrower, one-half (1/2) of each semiannual principal and interest payment due on the Insurance Notes shall be allocated on an equal basis to each of two (2) quarters in each such semi-annual period.

         "Default" shall mean an event or circumstance which with the giving of notice or the passage of time or both would constitute an Event of Default.

         "Depreciation" shall mean for any fiscal quarter of Borrower, the sum of all Borrower's depreciation and amortization expenses for such quarter, as determined in accordance with GAAP.

         "Environmental Control Statutes" shall mean all federal, state or local laws and regulations governing the control, removal, spill, release or discharge of hazardous or toxic wastes or substances, pollutants, contaminants, or petroleum products, as in effect from time to time, including without limitation as provided in the provisions of and the regulations under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCIA"), the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act Amendments of 1972, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act, and all amendments to the foregoing.

         "EPA" shall mean the United States Environmental Protection Agency, or any successor thereto.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations promulgated thereunder, as from time to time in effect.

         "ERISA Affiliate" shall mean any company, whether or not incorporated, and any other entity which is considered a single employer or an affiliated service group with Borrower under Titles I, II or IV of ERISA.

         "Event of Default" shall mean each of the events described in Paragraph 8.01 hereof.

         "Existing Banks" shall mean NationsBank of Texas, N.A., Shawmut Bank Connecticut, N.A., Colorado National Bank, Royal Bank of Canada and CoreStates, in their capacity as "Banks" (and, in the case of CoreStates, "Agent") under the Existing Loan Agreement.

         "Existing Loan Agreement" shall mean the Amended and Restated Loan Agreement by and among Borrower, the Existing Banks and CoreStates as Agent, dated March 31, 1992, as amended by Amendment No. 1 dated September 30, 1994.

         "FCC" shall mean the Federal Communications Commission, or any successor thereto.

         "Funded Debt" shall mean, as of the date of determination, (i) the aggregate principal amount of all of Borrower's indebtedness for (a) borrowed money, other than trade indebtedness incurred in the normal and ordinary course of business for value received; (b) Capital Leases; (c) installment purchases of real or personal property; and (d) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of persons or entities other than Borrower of the kinds referred to in clauses (a) through (c) above, less (ii) indebtedness of the kind referred to in clause (i)(a) of Borrower to Jones subordinated to the Loan pursuant to the Subordination Agreement.

         "GAAP" shall mean generally accepted accounting principles applied on a consistent basis, set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or in such other statements by such other entity as Administrative Agent may reasonably approve, which are applicable in the circumstances as of the date in question; and the requisite that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

         "Gross Operating Revenues" shall mean for any fiscal period of Borrower for which such sum is being computed the sum of all revenues of Borrower from the operation of its businesses during such period, as determined in accordance with GAAP.

         "Home Office Allocations" shall mean for any fiscal period of Borrower for which such sum is being computed the amount of reimbursement payable by Borrower to Jones for general overhead and administrative expenses pursuant to
Section 2 of the Management Agreement during such period.

         "Insurance Notes" shall mean those certain 8.64% Senior Secured Notes issued by Borrower due March 31, 2000 in the aggregate principal amount of Ninety-Three Million Dollars ($93,000,000).

         "Intercreditor Agreement" shall mean the amended and restated intercreditor and collateral agency agreement required to be executed and delivered pursuant to Paragraph 4.01(e) hereof, as amended, modified or restated from time to time.

         "Interest Expense" shall mean for any fiscal period of Borrower the amount required to be paid or accrued by Borrower as interest and fees on Funded Debt.

         "Joint Venture Agreement" shall mean the Joint Venture Agreement dated as of March 17, 1986, by and among the Partners, as amended from time to time with the consent of Required Banks.

         "Jones" shall mean Jones Intercable, Inc., a Colorado corporation which is the sole general partner of each of the Partners.

         "Leverage Ratio" shall mean, as of any date of determination, the ratio of Funded Debt to Annualized Operating Cash Flow.

         "Loan" shall mean the outstanding principal balance of indebtedness advanced under the Commitment, together with interest accrued thereon and fees and expenses incurred in connection therewith.

         "Local Authorities" shall mean individually and collectively the state and local governmental authorities which govern the cable television systems owned by Borrower, including but not limited to the Systems.

         "Managing Agents" shall mean CoreStates and Societe Generale, in their capacity as managing agents hereunder, and their successors and assigns in such capacity.

         "Management Agreement" shall mean the Management Agreement dated as of April 30, 1986, as amended, by and between Borrower and Jones pursuant to which Jones is employed as the manager of the Systems, as amended, modified or restated from time to time, as permitted by this Agreement.

         "Management Fees" shall mean for any fiscal quarter of Borrower the amount of management fees payable by Borrower to Jones pursuant to Section 2 of the Management Agreement during such fiscal quarter.

         "Maximum Principal Amount" shall mean the maximum principal amount of the Commitment which each Bank has agreed to lend as set forth in Paragraph
2.03 hereof.

         "Net Cash Proceeds" shall mean, with respect to any sale of a System permitted pursuant to Paragraph 6.07 hereof, the cash proceeds received by Borrower in connection with such sale less related sales expenses and amounts distributed to the Partners on account of tax liabilities in connection with such sale as permitted by Paragraph 6.09(i)(A) hereof.

         "Net Income" shall mean, for any period, Borrower's net income plus, to the extent taken into account in calculating net profit, taxes accrued but not actually paid in cash for such period as determined in accordance with GAAP.

         "Note" shall mean individually, and "Notes" shall mean individually and collectively, the amended and restated promissory notes of Borrower in the form of Exhibit B attached hereto in favor of each Bank required to be executed and delivered by Borrower to Banks pursuant to Paragraph 4.01(a) hereof, as amended, modified, extended, consolidated or restated from time to time.

         "Note Agreements" shall mean the Note Purchase Agreements dated March 31, 1992 by and between Borrower and each of the Purchasers listed on Schedule 1 thereto pursuant to which Borrower issued the Insurance Notes, as amended by Amendment No.1 to Note Purchase Agreement dated as of March 31, 1994, Amendment No. 2 dated as of September 30, 1994 and Amendment No. 3 dated of even date herewith, and as may be further amended, modified or restated in accordance with the terms hereof and thereof.

         "Operating Cash Flow" shall mean, for any fiscal period of Borrower,
(i) the sum of Net Income, plus the following items, in each case to the extent taken into account in calculating Net Income for such period: (a) Depreciation,
(b) Interest Expense, (c) Management Fees paid or accrued (not including payments of amounts previously accrued), and (d) Home Office Allocations paid or accrued (not including payments of amounts previously accrued), less (ii) any non-cash gains or income of Borrower and any extraordinary income of Borrower, determined in accordance with GAAP.

         "Palmdale System" shall mean the cable television franchises, related contract rights and operating cable television properties and systems of Borrower in and around Antelope Valley (Palmdale/Lancaster/California City/Edwards Air Force Base), California, and in the development of Rancho Vista, Palmdale, California, as more particularly described on Exhibit C attached hereto.

         "Partners" shall mean, individually and collectively, the three limited partnerships comprising Borrower, namely, Cable TV Fund 12-B, Ltd., Cable TV Fund 12-C, Ltd., and Cable TV Fund 12-D, Ltd., each a Colorado limited partnership.'

         "Partnership Agreement" shall mean individually, and "Partnership Agreements" shall mean individually and collectively, the limited partnership agreements of each of the Partners.

         "Pay Units" shall mean the number of pay cable television services subscribed to by Basic Subscribers in the Systems.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Permitted Investments" shall mean (i) investments in commercial paper maturing in 180 days or less from the date of issuance which is rated A1 or better by Standard & Poor's Corporation or P1 or better by Moody's Investors Services, Inc.; (ii) investments in direct obligations of the United States of America or obligations of any agency thereof which are guaranteed by the United States of America, provided that such obligations mature within twelve (12) months of the date of acquisition thereof; and (iii) investments in certificates of deposit maturing within one (1) year from the date of acquisition thereof issued by a Bank or bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $500,000,000 and the long-term indebtedness of which is rated A+ or better by Moody's Investors Services, Inc. or equivalent by Standard & Poor's Corporation.

         "Plan" shall mean any pension benefit or welfare benefit plan as defined in Section 3(l), (2) or (3) of ERISA covering employees of Borrower or any ERISA Affiliate.

         "Pro Rata Share" shall mean as to a Bank the ratio which the outstanding principal balance of its portion of the Loan hereunder bears to the aggregate outstanding principal balance of the Loan at any time; or if no indebtedness is outstanding hereunder, the ratio that its Maximum Principal Amount bears to the Commitment.

         "Refund Liability" shall have the meaning set forth in Paragraph 3.22 hereof.

         "Required Banks" shall mean those Banks (which may include Agents) having in the aggregate a Pro Rata Share equal to or in excess of sixty-six and two-thirds percent (66-2/3%).

         "Restricted Payments" shall mean (i) redemptions, repurchases, dividends and distributions of any kind in respect of partnership interests in Borrower; (ii) payments of principal and interest on Subordinated Debt; and
(iii) payments of Home Office Allocations and Management Fees.

         "Security Agreement" shall mean the amended and restated security agreement required to be executed and delivered by Borrower pursuant to Paragraph 4.01(b) hereof, as amended, modified or restated from time to time.

         "Societe Generale" shall mean Societe Generale, a French bank.

         "Subordinated Debt" shall mean indebtedness and obligations of Borrower subordinated to the Loan with subordination provisions in form and substance satisfactory to Banks, including without limitation any indebtedness of Borrower to Jones and accrued and unpaid Home Office Allocations and Management Fees, subject to the Subordination Agreement.

         "Subordination Agreement" shall mean the amended and restated subordination agreement that Jones is required to deliver to Administrative Agent pursuant to Paragraph 4.01(f) hereof, as amended, modified or restated from time to time.

         "Subsidiary" shall mean any corporation of which the Borrower, directly or indirectly, owns more than fifty percent (50%) of any class or classes of securities.

         "System" shall mean individually, and "Systems" shall mean individually and collectively, the Palmdale System, the Tampa System and the Albuquerque System, together with any additional cable television systems acquired by Borrower in accordance with Paragraph 6.08 hereof, but not including any cable television system which has been sold in accordance with Paragraph 6.07 hereof.

         "Tampa System" shall mean the cable television franchises, related contract rights and operating properties and systems of Borrower in and around the City of Tampa, Florida, as more particularly described on Exhibit C attached hereto.

         "Termination Date" shall mean the earlier of (i) December 31, 1999 or
(ii) the date on which the Commitment is terminated pursuant to Paragraph 2.08 or 8.02 hereof.

         1.02. Rule of Construction. Except as otherwise provided herein, financial and accounting terms used in the foregoing definitions or elsewhere in this Agreement shall be defined in accordance with GAAP.

                                  SECTION TWO

                                      LOAN

         2.01.   The Commitment.

             (a) From time to time prior to the Termination Date and subject to the terms and conditions hereinafter set forth, each Bank on a several basis up to its respective maximum Principal Amount will make advances to Borrower, and Borrower may repay at the offices of Administrative Agent and reborrow under the Commitment, an aggregate principal amount not to exceed at any time outstanding the aggregate Commitment as from time to time in effect, being on the date hereof One Hundred Twenty Million Dollars ($120,000,000).

             (b) This Agreement amends and restates the Existing Loan Agreement, provided, however, that the execution and delivery of this Agreement, the Collateral Security Documents and the other documents and agreements executed in connection herewith shall not in any circumstances be deemed to have terminated, extinguished or discharged Borrower's indebtedness under the Existing Loan Agreement or the collateral security therefore (except for the mortgages and leasehold assignments executed and delivered in connection with the Existing Loan Agreement, which are being released as provided herein), all of which indebtedness and collateral security shall continue under and be governed by this Agreement, the Collateral Security Documents and the other documents and agreements executed and delivered in connection herewith.

         (c) On the effective date of this Agreement:

             (i) each Bank shall pay to Administrative Agent immediately available funds equal to the amount, if any, by which its Pro Rata Share of the outstanding loan under the Existing Loan Agreement is less than its Pro Rata Share of the outstanding Loan following the effectiveness of this Agreement (a Bank that is not an Existing Bank being treated as having a zero Pro Rata Share under the Existing Loan Agreement), and such amounts shall be allocated to each Bank and each Existing Bank as appropriate so that each Bank has its corresponding Pro Rata Share hereunder and each Existing Bank that is not continuing as a Bank hereunder is repaid the entire principal amount of its Pro Rata Share of the outstanding loan under the Existing Loan Agreement; and

             (ii) Borrower (A) shall pay to Administrative Agent all accrued and unpaid interest and commitment fees in accordance with the Existing Loan Agreement, which interest and commitment fees shall be allocated to Existing Banks in accordance with the Existing Loan Agreement, and (B) shall pay to each Existing Bank all funding costs and loss of earnings (except for loss of the applicable Margin) which may arise in connection with the payments made pursuant to Paragraph 2.1(c)(i) above, as calculated by each Existing Bank in accordance with Exhibit D to the Existing Loan Agreement.

         2.02. Promissory Notes.

             (a) The indebtedness of Borrower to each Bank under the Loan will be evidenced by a Note executed by Borrower in favor of such Bank in the form of Exhibit B attached hereto. The original principal amount of each Bank's Note will be its respective Maximum Principal Amount; provided, however, that notwithstanding the face amount of any Note, Borrower's liability under each such Note shall be limited at all times to its actual indebtedness (principal, interest, fees, premiums and expenses) then outstanding hereunder.

             (b) The Notes shall collectively replace and supersede the Second Amended and Restated Promissory Notes of Borrower in favor of Existing Banks (the "Prior Notes"); provided, however, that the execution and delivery of the Notes shall not in any circumstance be deemed to have terminated, extinguished or discharged Borrower's indebtedness under the Prior Notes, all of which indebtedness and the collateral security therefor (except as expressly set forth herein) shall continue under and be governed by the Notes. The Notes are a replacement, consolidation, amendment and restatement of the Prior Notes and are NOT A NOVATION. Nothing herein is intended to modify or in any way affect the priority of the liens which secure the Notes in favor of the Banks.

         2.03. Banks' Participation. Banks shall participate in the Loan in the Maximum Principal Amounts and percentages set forth on Schedule 1 attached hereto.

         2.04. Use of Proceeds. Funds advanced under the Loan shall be used solely to refinance indebtedness of Borrower under the Existing Loan Agreement, to fund scheduled payments of principal under the Insurance Notes, to finance acquisitions permitted by Paragraph 6.08 hereof, to finance Capital Expenditures permitted hereunder, and for general corporate purposes of Borrower, including payment of Management Fees and Home Office Allocations permitted by Paragraph 6.09 hereof.

         2.05.   Repayment.

             (a) Scheduled Repayment. The outstanding principal balance of the Loan shall be due and payable in full on the Termination Date; provided, however, that, so long as no Event of Default or Default is then in existence, Borrower in its sole discretion may elect to convert such outstanding balance to a term loan in accordance with the terms hereof. Borrower shall notify the Administrative Agent of its election to convert the Loan to a term loan by delivering a written notice to the Administrative Agent no later than September 1, 1999. If Borrower so elects to convert the Loan to a term loan, then the aggregate outstanding principal balance under the Loan on the Termination Date shall be due and payable in consecutive quarterly installments, commencing on March 31, 2000 and continuing quarterly on the last Business Day of each June, September, December and March thereafter as set forth below until the Loan has been repaid in full on or before December 31, 2004. The amount of each quarterly payment during the period set forth in the left-hand column below shall be the applicable percentage set forth in the right-hand column below times the principal balance of the Loan outstanding on the Termination Date:

                                                  Percentage of Loan
                                                  Outstanding on Termination
                                                  Date to be Paid on Each
                                                  Quarterly Payment Date
                    Period                        During Period
                    ------                        --------------------------
              1/l/00 - 12/31/00                         2.5%
              1/l/01 - 12/31/03                         6.25%
              1/l/04 - 12/31/04                         3.75%

Notwithstanding the foregoing, the aggregate outstanding balance of the Loan shall be due and payable on the earlier of December 31, 2004 or the date of acceleration of the Loan in accordance with Paragraph 8.02 hereof;

             (b) Sale of a System. In addition to the payments required by subparagraph (a) of this Paragraph 2.05, upon the sale of a System as permitted by Paragraph 6.07 hereof Borrower shall apply the Net Cash Proceeds of such sale as and when received to the Loan and the Insurance Notes on a pro rata basis based on the aggregate outstanding principal balance of the Loan and the Insurance Notes, provided, however, that if any holders of the Insurance Notes shall elect pursuant to the terms of the Insurance Notes not to receive such payment, then all such Net Cash Proceeds shall be allocated between the Loan and the holders of the Insurance Notes electing to be prepaid based on the aggregate outstanding principal balance of the Loan and the aggregate outstanding principal balance of the Insurance Notes as to which the holders have elected to be prepaid. Any payments of the Loan pursuant to the foregoing sentence shall be made together with all amounts required to be paid pursuant to Paragraph 2.10 hereof. Any payments made under this Paragraph 2.05(b) shall be applied first to accrued and unpaid interest hereunder and then to principal in the inverse order of the maturity of the installments thereof, first to Portions bearing interest based on the Base Rate and then to Portions bearing interest based on the Adjusted CD Rate or Adjusted Libor Rate, as Borrower may elect. Payments made under this Paragraph 2.05(b) with respect to the sale of any System other than the Tampa System prior to the Termination Date shall permanently reduce the Commitment in accordance with Paragraph 2.09 hereof. In the event that the pro rata portion of the Net Cash Proceeds to be applied to or in repayment of the Loan in accordance herewith exceeds the outstanding balance of the Loan, then the Commitment shall be reduced by the full amount of such pro rata portion of the Net Cash Proceeds, and the outstanding balance of the Loan shall be repaid in its entirety out of the pro rata portion of the Net Cash Proceeds, with the balance of such pro rata portion to be retained by the Borrower.

         2.06. Interest. Portions of the Loan shall bear interest on the outstanding principal amount thereof in accordance with the following provisions:

             (a) Definitions. As used in this Paragraph 2.06, the following words and terms shall have the meanings specified below:

         "Adjusted CD Rate" shall mean, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) determined pursuant to the following formula:

         Adjusted    =   Certificate of Deposit Rate + AR
                         ---------------------------
         CD Rate         1 - Reserve Percentage

         Where, AR   =   Assessment Rate

For purposes hereof, the term "Certificate of Deposit Rate" shall mean, as applied to a Portion, the arithmetic average of the prevailing rates per annum bid at or about nine o'clock (9:00) a.m. Philadelphia time or as soon thereafter as practicable on the first day of such Interest Period by two (2) or more New York certificate of deposit dealers of recognized standing for the purchase at face value of negotiable certificates of deposit of Administrative Agent in amounts substantially equal to such Portion of the outstanding principal amount of the Loan as to which Borrower may elect the Adjusted CD Rate to be applicable and with a maturity of comparable duration to the Interest Period selected by Borrower.

         "Adjusted Libor Rate" shall mean, for any Interest Period, the rate per annum (rounded upwards, if necessary to the next 1/16 of 1%) determined pursuant to the following formula:

         Adjusted Libor Rate  =       Libor Rate
                                 ----------------------
                                 1 - Reserve Percentage

For purposes hereof, the term "Libor Rate" shall mean, as applied to a Portion, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary to the next 1/16 of 1%) at which Administrative Agent is offered deposits of United States dollars in the London Interbank Market at or about nine o'clock (9:00) a.m. Philadelphia time two (2) London Business Days prior to the commencement of such Interest Period in amounts substantially equal to such Portion as to which Borrower may elect the Adjusted Libor Rate to be applicable with a maturity of comparable duration to the Interest Period selected by Borrower.

         "Applicable Base Rate Margin," "Applicable CD Margin" and "Applicable Libor Margin" shall mean with respect to each Portion bearing interest based on the Base Rate, Adjusted CD Rate or Adjusted Libor Rate, respectively, the percentage per annum set forth in the appropriate column below that corresponds to the Borrower's Leverage Ratio as of the date of determination set forth in the left-hand column below, as calculated based on the quarterly compliance certificate of Borrower most recently delivered pursuant to Paragraph 5.06 hereof:

                               Applicable       Applicable        Applicable
                               Base Rate          Libor               CD
Leverage Ratio                   Margin           Margin            Margin
- --------------                 ----------       ----------        ----------
4.0 or greater                   0.375%           1.375%            1.500%
3.5 or greater but
 less than 4.0                   0.125%           1.125%            1.250%
3.0 or greater
 but less than 3.5               0.000%           0.875%            1.000%
Less than 3.0                    0.000%           0.625%            0.750%

The Applicable Base Rate Margin, Applicable CD Margin and Applicable Libor Margin shall adjust automatically, as appropriate, (i) with respect to Portions bearing interest based on the Base Rate, on the fifth (5th) Business Day following delivery to Administrative Agent of a quarterly compliance certificate of Borrower in accordance with Paragraph 5.06 hereof indicating a change in the Leverage Ratio to a new Applicable Base Rate Margin, and (ii) with respect to outstanding Portions bearing interest based on the Adjusted CD Rate or Adjusted Libor Rate, on the first day of the next Interest Period following delivery of such compliance certificate.

         "Assessment Rate" shall mean for any Interest Period the annual assessment rate (rounded upwards, if necessary, to the next higher 1/100 of 1%) incurred by a Bank to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits made in United States Dollars at offices of such Bank in the United States during the most recent annual period for which such rate has been determined prior to the commencement of any Interest Period during which the Adjusted CD Rate is applicable. The Adjusted CD Rate shall be adjusted on and as of the effective date of any change in the Assessment Rate.

         "Base Rate" shall mean the higher of (a) the Federal Funds Rate plus one half of one percent (1/2%) per annum or (b) the Prime Rate, such rate changing when and as the Federal Funds Rate or Prime Rate change.

         "Federal Funds Rate" shall mean for any day the daily rate of interest announced from time to time by the Board of Governors of the Federal Reserve System in publication H.15 (or any successor) as the "Federal Funds (Effective)" rate for such day, or if no such rate is so announced for such day, the next preceding day for which such rate is so announced.

         "Interest Period" shall mean, with respect to the Adjusted CD Rate, a period of thirty (30), sixty (60), ninety (90), one hundred eighty (180) or (if available) three hundred sixty (360) days' duration, as Borrower may elect, and with respect to the Adjusted Libor Rate, a period of one (1), two (2), three
(3), six (6) or (if available) twelve (12) months' duration, as Borrower may elect; provided, however, that (a) interest shall accrue from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires; (b) with respect to any Interest Period for a Portion bearing interest based on the Adjusted CD Rate, any Interest Period which would otherwise end on a day which shall not be a Business Day shall be extended to the next succeeding Business Day; (c) with respect to any Interest Period for a Portion bearing interest based on the Adjusted Libor Rate, any Interest Period which would otherwise end on a day which is not a London Business Day shall be extended to the next succeeding London Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding London Business Day; and (d) with respect to an Interest Period for a Portion bearing interest based on the Adjusted Libor Rate which begins on the last London Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last London Business Day of a calendar month.

         "London Business Day" shall mean any Business Day on which banks in London, England are open for business, including dealing in United States dollars.

         "Portion" shall mean a portion of the Loan as to which a specific interest rate and, except in the case of a Portion bearing interest based on the Base Rate, Interest Period has been elected by Borrower.

         "Prime Rate" shall mean the rate of interest announced by Administrative Agent from time to time as its prime rate.

         "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Regulations, as amended, and any successor thereto.

         "Reserve" shall mean, for any day, that reserve amount which is in effect (whether or not actually incurred) with respect to a Bank on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which a Bank is subject including any board or governmental or administrative agency of the United States or any other jurisdiction to which a Bank is subject), for determining the maximum reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for (i) such Bank's negotiable non-personal time deposits in United States Dollars with maturities of comparable duration to the Interest Period elected by Borrower, or (ii) Eurocurrency liabilities as defined in Regulation D.

         "Reserve Percentage" shall mean, for a Bank on any day, that percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which a Bank is subject, including any board or governmental or administrative agency of the United States or any other jurisdiction to which a Bank is subject), for determining the reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for: (i) a Bank's negotiable, non-personal time deposits in United States Dollars with maturities of comparable duration to the Interest Period selected by Borrower, or (ii) deposits of United States Dollars in a non-United States or an international banking office of a Bank used to fund a Portion subject to an Adjusted Libor Rate or any loan made with the proceeds of such deposit. The Adjusted Libor Rate and Adjusted CD Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

             (b) Interest on the Loan.

                 (i) At Borrower's election in accordance with the provisions of Paragraph 2.06(c) below, in the absence of an Event of Default or Default hereunder and prior to maturity, any Portion of the Loan shall bear interest at any one of the following rates:

                          (A) Base Rate Plus Applicable Margin. The Base Rate
                 plus the Applicable Base Rate Margin.

                          (B) Adjusted Libor Rate Plus Applicable Margin. The
                 Adjusted Libor Rate plus the Applicable Libor Margin.

                          (C) Adjusted CD Rate Plus Applicable Margin. The
                 Adjusted CD Rate plus the Applicable CD Margin.

                 (ii) Notwithstanding the foregoing, upon (A) the existence and during the continuation of an Event of Default or Default hereunder, and (B) written notice by Administrative Agent (upon the direction of Required Banks) to Borrower of the existence of an Event of Default or Default hereunder, including after maturity and upon judgment, Borrower hereby agrees to pay to Banks interest on the outstanding principal balance of the Loan at the rate of two percent (2%) per annum in excess of the rates then available to and elected by the Borrower for each Portion then outstanding through the end of the applicable Interest Periods and, thereafter, at the rate of two and three-eighths percent (2-3/8%) per annum in excess of the Base Rate.

             (c) Procedure for Determining Interest Periods and Rates of
Interest.

                 (i) If Borrower elects the Base Rate to be applicable to a Portion, Borrower must notify Administrative Agent of such election prior to twelve o'clock (12:00) noon Philadelphia time one (1) Business Day prior to the proposed application of such rate. If Borrower elects the Adjusted Libor Rate to be applicable to a Portion, Borrower must notify Administrative Agent of such election and the Interest Period selected prior to twelve o'clock (12:00) noon Philadelphia time at least three (3) London Business Days prior to such advance or the commencement of the proposed Interest Period. If Borrower elects the Adjusted CD Rate to be applicable to a Portion, Borrower must notify Administrative Agent of such election and the Interest Period selected prior to twelve o'clock (12:00) noon Philadelphia time at least two (2) Business Days prior to the commencement of the applicable Interest Period. If Borrower does not provide the applicable notice for the Adjusted Libor Rate or Adjusted CD Rate, then Borrower shall be deemed to have requested that the Base Rate shall apply to any Portion as to which the Interest Period is expiring and to any new advance of the Loan until Borrower shall have given notice of a change in or determination of the rate of interest in accordance with this Paragraph 2.06(c).

                 (ii) Borrower shall not elect more than five (5) different Portions (other than Portions bearing interest at the Base Rate) to be applicable to the Loan at one time. Portions as to which the Adjusted Libor Rate or the Adjusted CD Rate is to be applicable shall be in the minimum amount of $5,000,000 and additional multiples of $1,000,000. Portions as to which the Base Rate is to be applicable shall be in the amount of $1,000,000 and additional multiples of $250,000.

             (d) Payment and Calculation of Interest. Interest shall be due and payable on the last day of each Interest Period for each Portion; provided, however, that (i) with respect to Portions which bear interest at (A) the Adjusted CD Rate having an Interest Period in excess of ninety (90) days, or
(B) the Adjusted Libor Rate having an Interest Period in excess of three (3) months, the Borrower shall pay interest on the ninetieth (90th), one hundred eightieth (180th) and two hundred seventieth (270th) days of such Interest Period and on the expiration of the Interest Period; and (ii) with respect to Portions which bear interest at the Base Rate, the Borrower shall pay interest on the last Business Day of each fiscal quarter commencing on the first such date after the first advance which bears interest based on the Base Rate. Interest shall be calculated in accordance with the provisions of Paragraph 2.06(b) hereof; interest based on the Prime Rate shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and interest based on the Federal Funds Rate, the Adjusted CD Rate, and the Adjusted Libor Rate shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days.

             (e) Reserves. If at any time the Loan is subject to the Adjusted Libor Rate, and a Bank is subject to and incurs a Reserve, Borrower hereby agrees to pay within five (5) Business Days of demand therefor from time to time, as billed by Administrative Agent on behalf of a Bank, such additional amount as is necessary to reimburse such Bank for its costs in maintaining such Reserve. Such amount shall be computed by taking into account the cost incurred by the Bank in maintaining such Reserve in an amount equal to such Bank's ratable share of the Portion on which such Reserve is incurred. The determination by such Bank of such costs incurred and the allocation, if any, of such costs among Borrower and other customers which have similar arrangements with such Bank shall be prima facie evidence of the correctness of the fact and the amount of such additional costs.

             (f) Special Provisions Applicable to Adjusted CD Rate.

                 (i) Change of CD Rates. The Adjusted CD Rate may be automatically adjusted by Administrative Agent on a prospective basis to take into account additional or increased costs incurred by Banks due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), including the Reserve Percentage, and assessments imposed by the Federal Deposit Insurance Corporation (or any successor), including the Assessment Rate, that increase the cost to Banks of funding a Portion bearing interest at the Adjusted CD Rate; provided, however, that each Bank shall use reasonable efforts to minimize such costs, subject, in any event, to such Bank's sole discretion. Administrative Agent shall give Borrower notice of such determination and adjustment, which determination and adjustment made in good faith shall be prima facie evidence of the correctness of the fact and the amount of such adjustment. Borrower may, by notice to Administrative Agent, (A) request Administrative Agent to furnish to Borrower a statement setting forth the basis for adjusting such Adjusted CD Rate and the method for determining the amount of such adjustment; and/or (B) repay the Portion of the Loan with respect to which such adjustment is made pursuant to the requirements of Paragraphs 2.09 and 2.10 hereof.

                 (ii) Unavailability of Adjusted CD Rate. In the event that Borrower shall have requested the Adjusted CD Rate in accordance with Paragraph 2.06(c) hereof and any Bank shall have reasonably determined that the Adjusted CD Rate will not adequately and fairly reflect the cost of making or maintaining the principal amount of the Loan or a Portion thereof specified by Borrower during the Interest Period selected because of the inability of Administrative Agent to obtain sufficient bids in the amount of a requested advance in accordance with the terms of the definition of Certificate of Deposit Rate set forth above, Administrative Agent on behalf of such Bank shall promptly give notice of such determination to Borrower. A determination by Administrative Agent hereunder shall be prima facie evidence of the correctness of such fact. Upon such a determination, (i) the obligation to advance or maintain Portions at the Adjusted CD Rate shall be suspended until Administrative Agent shall have notified Borrower and Banks that such conditions shall have ceased to exist, and (ii) Borrower shall elect the Adjusted Libor Rate or the Base Rate (plus the then-applicable Margin) to be applicable to Portions.

             (g) Special Provisions Applicable to Adjusted Libor Rate. The following special provisions shall apply to the Adjusted Libor Rate:

                 (i) Change of Adjusted Libor Rate. The Adjusted Libor Rate may be automatically adjusted by Administrative Agent on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits (or Eurocurrency Liabilities) or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), including the Reserve Percentage, that increase the cost to Banks of funding the Loan or a Portion thereof bearing interest at the Adjusted Libor Rate; provided, however, that each Bank shall use reasonable efforts to minimize such costs, subject, in any event, to such Bank's sole discretion. Administrative Agent shall give the Borrower notice of such a determination and adjustment, which determination and adjustment made in good faith shall be prima facie evidence of the correctness of the fact and the amount of such adjustment. Borrower may, by notice to Administrative Agent, (A) request Administrative Agent to furnish to Borrower a statement setting forth the basis for adjusting such Adjusted Libor Rate and the method for determining the amount of such adjustment; and/or (B) repay the Portion of the Loan with respect to which such adjustment is made pursuant to the requirements of Paragraphs 2.09 and 2.10 hereof.

                 (ii) Unavailability of Eurodollar Funds. In the event that Borrower shall have requested the Adjusted Libor Rate in accordance with Paragraph 2.06(c) hereof and Administrative Agent shall have reasonably determined that Eurodollar deposits equal to the principal amount of the Portion and for the Interest Period specified are unavailable or that the, Adjusted Libor Rate will not adequately and fairly reflect the cost of making or maintaining the principal amount of the Portion specified by Borrower during the Interest Period specified or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the Adjusted Libor Rate applicable to the specified Interest Period, Administrative Agent on behalf of Banks shall promptly give notice of such determination to Borrower that the Adjusted Libor Rate is not available. A determination by Administrative Agent hereunder shall be prima facie evidence of the correctness of such fact. Upon such a determination, (i) the obligation to advance or maintain Portions at the Adjusted Libor Rate shall be suspended until Administrative Agent shall have notified Borrower and Banks that such conditions shall have ceased to exist, and

(ii) Borrower shall elect the Adjusted CD Rate or the Base Rate (plus the then-applicable Margin) to be applicable to Portions.

                 (iii) Illegality. In the event that it becomes unlawful for a Bank to maintain Eurodollar liabilities sufficient to fund any Portion of the Loan subject to the Adjusted Libor Rate, then such Bank shall immediately notify Borrower thereof (with a copy to Administrative Agent) and such Bank's obligations hereunder to advance or maintain Portions at the Adjusted Libor Rate shall be suspended until such time as such Bank may again cause the Adjusted Libor Rate to be applicable to its share of any Portion of the outstanding principal balance of the Loan and such Bank's share of any Portion shall then be subject to either the Base Rate or Adjusted CD Rate (if available) (plus the then-applicable Margin), as the Borrower may elect in accordance with the provisions of this Paragraph 2.06.

         2.07.   Advances.

             (a) At the times and on the dates for the notices set forth in Paragraph 2.06(c) hereof relating to the election of interest rates, Borrower shall give Administrative Agent prior written notice of each requested advance under the Commitment specifying the date and amount thereof. Such notice shall be in the form of the Advance Request Form attached hereto as Exhibit A, shall be certified by the President, Group Vice President/Finance or Treasurer of Jones and shall contain the following information and representations, which shall be deemed affirmed and true and correct as of the date of the requested advance:

                 (i) the aggregate amount of the requested advance, which in the case of Portions as to which the Adjusted Libor Rate or Adjusted CD Rate is to be applicable must be in the minimum amount of $5,000,000 and additional multiples of $1,000,000 and in the case of Portions as to which the Base Rate is to be applicable must be in the amount of $1,000,000 and additional multiples of $250,000;

                 (ii) confirmation of the interest rate(s) (including Interest Period(s)) Borrower has elected to apply to the advance and, if more than one interest rate has been elected, the amount of the Portion as to which each interest rate shall apply;

                 (iii) statements that the representations and warranties set forth in Section Three hereof are true and correct as of the date thereof; that no Event of Default or Default hereunder has occurred and is then continuing or will be caused by the requested advance; and that there has been no material adverse change in Borrower's financial condition or business since the date of the quarterly or audited annual financial statements most recently delivered by Borrower to Banks pursuant to Paragraph 3.10, 5.02 or
5.03 hereof.

             (b) (i)      Upon receiving a request for an advance in accordance
with subparagraph (a) above, Administrative Agent shall promptly request that each Bank advance funds to Administrative Agent so that each Bank participates in the requested advance in the same percentage as it participates in the Commitment. Each Bank shall advance its applicable percentage of the requested advance to Administrative Agent by delivering immediately available federal funds at Administrative Agent's offices prior to twelve o'clock (12:00) noon on the date of the advance. Subject to the satisfaction of the terms and conditions hereof, Administrative Agent shall make the requested advance available to Borrower not later than two o'clock (2:00) p.m. on the day of the requested advance; provided, however, that in the event Administrative Agent does not receive in a timely fashion a Bank's share of the requested advance as provided above, Administrative Agent shall not be obligated to advance such Bank's share.

                 (ii) Unless Administrative Agent shall have been notified by a Bank prior to the date such Bank's share of any such advance is to be made that such Bank does not intend to make its share of such requested advance available to Administrative Agent, Administrative Agent may assume that such Bank has made such proceeds available to Administrative Agent on such date, and Administrative Agent may, in reliance upon such assumption (but shall not be obligated to), make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to Administrative Agent by such Bank on the date the advance is made, Administrative Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand, from Borrower) together with interest thereon in respect of each day during the period commencing on the date such amount was made available to Borrower and ending on (but excluding) the date Administrative Agent recovers such amount at a rate per annum, equal to the effective rate for overnight federal funds in New York as reported by the Federal Reserve Bank of New York for such day (or, if such day is not a Business Day, for the next preceding Business Day).

             (c) Each request for an advance pursuant to this Paragraph 2.07 shall be irrevocable and binding on Borrower. In the case of any advance which is to be based upon the Adjusted CD Rate or Adjusted Libor Rate, Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such request for an advance the applicable conditions set forth in Section Four, including, without limitation, any loss

(except loss of the applicable Margin), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Bank to fund the advance to be made by such Bank when such advance, as a result of such failure, is not made on such date, as calculated by each Bank in accordance with Exhibit-D attached hereto.

         2.08.   Reduction and Termination of Commitment.

             (a) Borrower. Borrower shall have the right at any time and from time to time, upon three (3) Business Days' prior written notice to Administrative Agent, to reduce the Commitment in whole or in part pro rata among the Banks without penalty or premium, provided that (i) any such reduction in the Commitment shall be in the minimum amount of $5,000,000 or increments of $1,000,000 in excess thereof, (ii) on the effective date of such reduction Borrower shall make a prepayment of the Loan in an amount, if any, by which the aggregate outstanding principal balance of the Loan exceeds the amount of the Commitment as then so reduced, together with accrued interest on the amount so prepaid, and (iii) if a Portion is paid prior to the last day of an Interest Period, Borrower shall pay on the effective date of such reduction any amounts which may be due pursuant to Paragraph 2.10 hereof.

             (b) Banks. Pursuant to Paragraph 8.02 hereof, Required Banks shall have the right to terminate the Commitment at any time, in their discretion and upon notice to Borrower, upon the occurrence of any Event of Default hereunder. Any payment following the occurrence of an Event of Default, acceleration and demand for payment shall include the payment of any amounts due pursuant to Paragraph 2.10 hereof. Any termination or reduction of the Commitment pursuant to subparagraph (a) above or this subparagraph (b) shall be permanent, and the Commitment cannot thereafter be restored or increased without the written consent of all Banks.

         2.09. Pre-payment. Upon one (1) Business Day's prior written notice by Borrower to Administrative Agent, Borrower may prepay the outstanding principal balance under the Loan at any time without premium or penalty, provided, however, that (i) prepayments prior to the Termination Date (other than (a) payments pursuant to Paragraph 2.05(b) hereof in connection with the sale of a System other than the Tampa System and (b) payments made in connection with the payment of Insurance Notes pursuant to Paragraph 6.12) shall not reduce the Commitment and may be reborrowed and partial prepayments after the Termination Date will be applied first to accrued interest and fees and then to outstanding principal in the inverse order of the maturity of the installments thereof; (ii) any prepayment (other than (a) payments pursuant to Paragraph 2.05(b) hereof in connection with the sale of a System and (b) payments made in connection with the payment of Insurance Notes pursuant to Paragraph 6.12) shall be in an amount equal to $5,000,000 and additional multiples of $1,000,000 for Portions based on an Adjusted Libor Rate or Adjusted CD Rate and of $1,000,000 and additional multiples of $250,000 for Portions based on the Base Rate and (iii) such prepayment shall be made together with any amounts which may be due pursuant to Paragraph 2.10 hereof.

         2.10. Funding Costs and Loss of Earnings. In connection with any prepayment or repayment of a Portion based on an Adjusted Libor Rate or Adjusted CD Rate made on other than the last day of the applicable Interest Period, whether such prepayment or repayment is voluntary, mandatory, by demand, acceleration or otherwise, Borrower shall pay to Banks all funding costs and loss of earnings (except for loss of the applicable Margin) which may arise in connection with such prepayment or repayment, as calculated by each Bank in accordance with Exhibit D attached hereto.

         2.11. Payments. Except as otherwise set forth herein, all payments of principal, interest, fees and other amounts due hereunder, including any prepayments thereof, shall be made by Borrower to Administrative Agent in immediately available funds before twelve o'clock (12:00) noon on any Business Day at the principal office of Administrative Agent set forth at the beginning of this Agreement. Borrower hereby authorizes Administrative Agent to charge Borrower's account with Administrative Agent for all payments of principal, interest and fees due hereunder.

         2.12. Commitment Fee. Borrower shall pay to Administrative Agent (for the benefit of Banks) a commitment fee at the rate of three-eighths of one percent (3/8%) per annum on the unborrowed portion of the Commitment from the date hereof through the Termination Date, which fee shall be payable at the offices of Administrative Agent quarterly in arrears on the last day of each March, June, September and December, as billed by Administrative Agent. Banks shall share in such commitment fee to the extent of their respective Pro Rata Shares. The commitment fee shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be.

         2.13. Administrative Fee. Borrower shall pay to Administrative Agent an annual administrative fee as set forth in the Letter Agreement between Borrower and Administrative Agent dated the date hereof, required to be delivered by Borrower pursuant to Paragraph 4.01(g) hereof.

         2.14. Regulatory Changes in Capital Requirements. if any Bank shall have determined in good faith that the adoption or the effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or any lending office of such Bank) or such Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or on the capital of such Bank's holding company if any, as a consequence of this Agreement, the Commitment, or the portion of the Loan made by such Bank pursuant hereto to a level below that which such Bank or its holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies and the policies of such Bank's holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time Borrower shall pay to such Bank on demand such additional amount or amounts as will compensate such Bank or its holding company for any such reduction suffered together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in Paragraph 2.06(b)(ii) hereof with respect to amounts not paid when due. Such Bank will notify Borrower of any event occurring after the date of this Agreement that will entitle such Bank to compensation pursuant to this Paragraph 2.14 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

         A certificate of such Bank setting forth such amount or amounts as shall be necessary to compensate such Bank or its holding company as specified above shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Bank the amount shown as due on any such certificate delivered by such Bank within five (5) Business Days after its receipt of the same.

         Failure on the part of any Bank to demand compensation for increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's right to demand compensation with respect to such period or any other period.

         2.15.   Taxes.

             (a) Any and all payments by Borrower to the Banks hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding in the case of each Bank, (i) taxes arising solely from a connection between such Bank and the jurisdiction imposing such tax, other than a connection arising from the activities of such Bank in connection with this Agreement, and (ii) subject in all cases to Paragraph 2.15(d) hereof, United States withholding tax payable with respect to payments hereunder or under the Notes under laws (including, without limitation, any statute, treaty, ruling, determination or regulation) in effect on the Initial Date (as hereinafter defined) for such Bank, provided that any United States withholding tax payable as a result of any changes in such laws occurring after the Initial Date shall not be excluded (all such non-excluded taxes, levies, imposts, deductions, charges, withholding and liabilities being hereinafter referred to as "Taxes"). For purposes of this Paragraph 2.15, the term "Initial Date" shall mean, in the case of each Bank, the date hereof and, in the case of each assignee (for purposes of this Paragraph 2.15, "Assignee"), the date of the applicable assignment of the Loan. If any Taxes shall be required by law to be deducted from or in respect of any sum payable hereunder or under any Note to any Bank or Assignee, (i) the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Paragraph 2.15) such Bank or Assignee (as the case may
be) receives an amount equal to the sum it would have received had no such deductions been made, but shall be decreased to take into account any credit, deduction or offset available in any other jurisdiction as a result of such payment, and (ii) the Borrower shall make such deductions and pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. The Borrower shall not, however, be required to pay any amounts pursuant to clause (i) of the preceding sentence to any Bank organized under the laws of a jurisdiction outside of the United States, unless such Bank has provided to the Borrower, within sixty (60) days after the receipt by such Bank of a written request therefor, either (x) a facially complete Internal Revenue Service Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Bank's entitlement to an exemption from, or reduction of, United States withholding tax on payments to be made hereunder or under the Notes or (y) a letter stating that such Bank is unable lawfully to provide a properly completed and executed Form 4224 or Form 1001 or (z) other facially complete documents satisfactory to the Administrative Agent and Borrower indicating that all payments that will be made to such Bank are exempt from or subject to a reduced rate of United States withholding tax.

             (b) Borrower hereby agrees to pay each Bank the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Paragraph 2.15) paid by such Bank decreased to take into account the effect of any credit, deduction or offset, as determined and certified by such Bank's tax or accounting department to Borrower in good faith, available in any other jurisdiction on account of the payment of Taxes, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto. Each Bank subject to Taxes agrees either, at its option, to contest the payment of Taxes or to pay and permit Borrower to pay such Taxes when due and payable and before penalties, interest, additions to tax or expenses are due thereon. Payment under this provision shall be made within thirty (30) days from the date such Bank makes written demand therefor.

             (c) Within (30) days after the date of any payment by it of Taxes, Borrower will furnish to the Administrative Agent the original or a certified copy of a receipt or other documents reasonably acceptable to the Administrative Agent evidencing payment thereof.

             (d) Any Bank or Assignee organized under the laws of a jurisdiction other than the United States (or any political subdivision thereof) shall provide on the date of this Agreement, and from time to time thereafter if requested by Borrower and Administrative Agent or required by the Internal Revenue Service of the United States, (i) a facially complete Internal Revenue Service Form 4224 (or any successor form) certifying that all payments made to such Bank are effectively connected with its conduct of trade or business in the United States and will be includible in its gross income or
(ii) a facially complete an Internal Revenue Service Form 1001 (or any successor form) certifying as to its status for purposes of determining the applicability of a reduced rate of United States withholding taxes with respect to all payments to be made hereunder to such Bank pursuant to a double tax treaty obligation of the United States, or (iii) other facially complete documents satisfactory to Administrative Agent and Borrower indicating that all payments that will be made to such Bank are exempt from or subject to a reduced rate of United States withholding tax. Unless Borrower and Administrative Agent have received such forms or such documents validly indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable double tax treaty, Borrower or Administrative Agent shall withhold taxes from such payments to such Bank at the applicable statutory rate.

             (e) Any Bank that enters into any participation or assignment permitted by Paragraph 10.03 hereof shall give Borrower and Administrative Agent immediate notice of such assignment or participation, describing the terms thereof and indicating the identity and country of residence of each of the Participants or Assignees. Notwithstanding any other provision contained herein to the contrary, Borrower and Administrative Agent shall be entitled to deduct and withhold United States withholding taxes with respect to all payments to be made hereunder to or for such Bank or Assignee as may be required by United States law due to such assignment or participation and such Bank or Assignee shall indemnify and hold harmless the Borrower and the Administrative Agent from and against any tax, interest, penalty or other expense that Borrower and Administrative Agent may incur as a consequence of any failure to withhold United States taxes applicable because of any participation arrangement that is not fully disclosed to them as required hereunder.

                                 SECTION THREE

                        REPRESENTATIONS AND WARRANTIES,

         Borrower represents and warrants as follows:

         3.01. Organization and Good Standing. Borrower is a general partnership duly formed and validly existing under the laws of the State of Colorado; each of the Partners is a limited partnership duly formed and validly existing under the laws of the State of Colorado; and Jones is a corporation duly formed and validly existing under the laws of the State of Colorado; each of Borrower and the Partners has partnership, and Jones has corporate, power and authority to carry on its business as now conducted; and each of Borrower, the Partners and Jones is qualified to do business in the States of California, Florida, and New Mexico and in all other jurisdictions in which the nature of its activities or the character of its properties requires such qualification unless the failure to so qualify would not have a material adverse effect on the business, operations or financial condition of Borrower, the Partners or Jones, respectively.

         3.02. Power and Authority; Validity of Agreement. Each of Borrower, the Partners and Jones has the power and authority under Colorado law and under its respective Joint Venture Agreement, Partnership Agreement or articles of incorporation and by-laws to enter into and perform, to the extent it is a party thereto, this Agreement, the Notes, the Collateral Security Documents and all other agreements, documents and actions required hereunder; and all actions (corporate or otherwise) necessary or appropriate for the execution and performance by Borrower, the Partners and Jones, to the extent it is a party thereto, of this Agreement, the Notes, the Collateral Security Documents and all other agreements, documents and actions required hereunder have been taken, and, upon their execution, the same will constitute the valid and binding obligations of Borrower, the Partners and Jones to the extent each is a party thereto, enforceable in accordance with their terms.

         3.03. No Violation of Laws or Agreements. The making and performance of this Agreement, the Notes, the Collateral Security Documents and the other documents, agreements and actions required of Borrower, the Partners and Jones hereunder will not violate any provisions of any law or regulation, federal, state or local (including of the Local Authorities), any court, arbitral or governmental order, decree or award, or its respective Joint Venture Agreement, Partnership Agreement (including without limitation Section 2.3(a)(vi) thereof) or articles of incorporation and by-laws, or result in any breach or violation of, or constitute a default under, any material agreement or instruments, including without limitation any satellite master antenna television agreement and any franchise, license or permit of a Local Authority, by which either Borrower the Partners or Jones or their respective property may be bound, except with respect to such consents which are required and have not been obtained as identified on Exhibit C attached hereto.

         3.04. Systems. On the date of this Agreement, Borrower owns the Systems described in Exhibit C attached hereto, which sets forth a description of the franchises, agreements, locations and subscriber counts of the Systems, a general description of the property and assets comprising the Systems, including any property leased from others and including the locations of all such property and assets, including without limitation, tower, headend and office facilities, and the record owners and legal descriptions of such locations and descriptions of any leases covering Borrower's lease of any of such property, assets or locations from others.

         3.05. Material Contracts. On the date of this Agreement, Borrower is neither a party to nor in any manner obligated under any contracts material to its business except the franchises and related agreements identified on Exhibit C hereto, and except as set forth on Exhibit C attached hereto there exists no material default under any of such franchises and contracts. As of the date of this Agreement: (i) neither Jones nor any Partner is in default with respect to any indebtedness for borrowed money and (ii) Borrower is not aware that the grantor of any franchise intends to revoke, terminate or not to renew or extend the applicable franchise.

         3.06. Compliance. Borrower is in compliance in all material respects with all applicable laws and regulations, federal, state and local (including without limitation those administered by the Local Authorities and the FCC), material to the conduct of its business and operations; Borrower possesses all the franchises, permits, licenses, certificates of compliance and approval and grants of authority necessary or required in the conduct of its business and except as set forth on Exhibit C attached hereto the same are valid, binding, enforceable and subsisting without any defaults which are not immaterial thereunder and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof; and, except as set forth on Exhibit C, no approvals, waivers or consents, governmental (federal, state or local) or non-governmental, under the terms of contracts or otherwise, are required by reason of or in connection with the execution and performance of this Agreement, the Notes, the Collateral Security Documents and all other agreements, documents and actions required hereunder.

         3.07. Litigation. Except as set forth on Exhibit C, there are no actions, suits, proceedings or claims which are pending or, to the best of Borrower's knowledge or information, threatened against Borrower, the Partners or Jones which, if adversely resolved, would substantially and materially affect their respective financial condition, business or operations or which relate to this Agreement, the Notes or any of the Collateral Security Documents.

         3.08. Title to Assets. Borrower has in its own name good and marketable title to all of its properties and assets, including without limitation all assets in the Systems, free and clear of any liens and encumbrances, except (i) the security interests granted to Banks hereunder and to the holders of the Insurance Notes, and (ii) as permitted pursuant to Paragraph 6.04 hereof, and all such assets are in good order and repair and fully covered by the insurance required under Paragraph 5.08 hereof.

         3.09. Partnership Interests. The number and percentage of partnership interests in Borrower and the ownership thereof, and the percentage of partnership interests in the Partners owned by Jones, are accurately set forth on Exhibit C attached hereto; all such interests are validly existing and the creation and sale thereof and the creation and sale of the limited partnership interests in the Partners are in compliance with all applicable federal and state securities laws and other applicable laws; except as set forth on Exhibit C attached hereto, the Partners' and Jones' ownership thereof is free and clear of any contractual restrictions except as set forth in the applicable limited partnership agreement as to each of the Partners and in the Joint Venture Agreement as to Borrower; and Jones is the sole general partner of each Partner.

         3.10.   Accuracy of Information; Full Disclosure.

             (a) All information furnished to Banks concerning the financial condition of Borrower and the Systems, including the annual financial statement for the period ending December 31, 1994, and the interim financial statements dated September 30, 1995, copies of which have been furnished to Banks, has been prepared in accordance with GA (except that quarterly statements are not accompanied by those footnotes which would have accompanied such statements had they been audited) and fairly presents the financial condition as of the dates and for the periods covered and discloses all liabilities which are required to be disclosed by GAAP and there has been no material adverse change in the financial condition or business of Borrower or the Systems from December 30, 1994 to the date hereof; and

         (b) All financial statements and other documents furnished by Borrower to Banks in connection with this Agreement and the Notes do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. Borrower has disclosed to Banks in writing any and all facts which materially and adversely affect the business, properties, operations or condition, financial or otherwise, of Borrower or any of the Systems, or Borrower's ability to perform its obligations under this Agreement, the Notes and the Collateral Security Documents.

         3.11.   Partnership Tax Matters.

             (a) Except as set forth on Exhibit C, Borrower has duly and timely filed all information and tax returns and reports with any federal, state, local or foreign governmental taxing authority, body or agency, and all taxes, including without limitation income, gross receipt, sales, use, excise, withholding and any other taxes, and any governmental charges, penalties, interest or fines with respect thereto, due and payable by Borrower, have been paid, withheld or reserved for in accordance with GAAP or, to the extent they relate to periods on or prior to the date of the financial statements referenced in Section 3.10 hereof (the "Financial Statements"), are reflected as a liability on the Financial Statements in accordance with GAAP.

             (b) Borrower has properly withheld all amounts required by law to be withheld for income taxes and unemployment taxes including without limitation, all amounts required with respect to social security and unemployment compensation, relating to its employees, and has remitted such withheld amounts in a timely manner to the appropriate taxing authority, agency or body.

             (c) As of the date of this Agreement, none of Borrower's federal income tax information returns have been audited. Except as set forth on Exhibit C, Borrower has not entered into any agreements for the extension of time for the assessment of any tax or tax delinquency, and Borrower has received no outstanding and unresolved notices from the Internal Revenue Service or other state, local or foreign taxing authority, agency or body of any proposed examination or of any proposed change in reported information which may result in a deficiency or assessment against Borrower or any partner in Borrower and there are no suits, actions, claims, investigations, inquiries or proceedings now pending against Borrower in respect of taxes, governmental charges or assessments.

             (d) The Borrower's Tax Matters Partner (within the meaning of
Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended, is Cable TV Fund 12-B, Ltd.

         3.12. Indebtedness. On the date of this Agreement, Borrower has no presently outstanding indebtedness or obligations including contingent obligations and obligations under leases of property from others, except trade indebtedness and the indebtedness and obligations described in Exhibit C attached hereto and in Borrower's financial statements which have been furnished to Banks.

         3.13. Management Agreements. Borrower is a party to no management agreements for the provision of services to Borrower, except that Jones is the sole manager of Borrower pursuant to the Management Agreement.

         3.14. Investments. Borrower has no Subsidiaries, or investments in or loans to any other individuals or business entities except as permitted by Paragraph 6.03 or 6.08 hereof.

         3.15. ERISA. Borrower and each ERISA Affiliate are in compliance in all material respects with all applicable provisions of ERISA; and,

             (a) Neither Borrower nor any ERISA Affiliate maintains or contributes to or has maintained or contributed to any multiemployer plan (as defined in section 4001 of ERISA) under which Borrower or any ERISA affiliate could have any withdrawal liability;

             (b) Neither Borrower nor any ERISA Affiliate sponsors or maintains any Plan under which there is an accumulated funding deficiency within the meaning of Section 412 of the Code, whether or not waived;

             (c) The aggregate liability for accrued benefits and other ancillary benefits under each pension Plan that is or will be sponsored or maintained by Borrower or any ERISA Affiliate (determined on the basis of the actuarial assumptions prescribed for valuing benefits under terminating defined benefit plans under Title IV of ERISA) does not exceed the aggregate fair market value of the assets under each such defined benefit pension Plan;

             (d) The aggregate liability of Borrower and each ERISA Affiliate arising out of or relating to a failure of any Plan to comply with the provisions of ERISA or the Code, will not have a material adverse effect upon the business, operations or financial condition of Borrower; and

             (e) There does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent Annual Report) of Borrower or any ERISA Affiliate under any plan, program or arrangement providing post-retirement life or health benefits.

         3.16. Fees and Commissions. Neither Borrower nor Jones owes fees or commissions of any kind, or knows of any claim for any fees or commissions, in connection with Borrower's obtaining the Commitment or the Loan from Banks, except those provided herein.

         3.17. No Extension of Credit for Securities. Neither Borrower nor any of its Partners is now, nor at any time has it been engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any securities. The proceeds of the Loan shall be used by Borrower as set forth in Paragraph 2.04 hereof and none of the proceeds of the Loan will be used, directly or indirectly, to purchase or carry margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

         3.18. Perfection of Security Interests. Upon the filing of the financing statements or amendments thereto covering all the security interests created by the Security Agreement, in California, Colorado, Florida, and New Mexico and all such other places as, in the opinion of counsel for Borrower, are necessary to perfect said security interests, no further action, including any filing or recording of any document, is necessary in order to establish, perfect and maintain the first priority security interests of CoreStates as collateral security agent in the assets created by the Security Agreement, except for the periodic filing of continuation statements with respect to financing statements filed under the Uniform Commercial Code of applicable jurisdictions.

         3.19. Hazardous Wastes, Substances and Petroleum Products. On the date of this Agreement:

             (a) Borrower has received all permits and filed all notifications necessary to carry on its business(es) under, and is in compliance in all respects with, all Environmental Control Statutes.

             (b) Borrower has not given any written or oral notice to the Environmental Protection Agency ("EPA") or any state or local agency with regard to any actual or imminently threatened removal, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products on properties owned or leased by Borrower or in connection with the conduct of its business and operations.

             (c) Borrower has not received notice that it is potentially responsible for costs of clean-up of any actual or imminently threatened spill, release or discharge of hazardous or toxic wastes or substances or petroleum products pursuant to any Environmental Control Statute.

         3.20. Solvency. Borrower is, and after receipt and application of each advance will be, solvent such that (i) the fair value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of Borrower) is greater than the total amount of its liabilities, including without limitation, contingent liabilities, (ii) the present fair salable value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of Borrower) is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, and (iii) it is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. Borrower (i) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and
(ii) is not engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged. For purposes of this Paragraph 3.20, in computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual matured liability.

         3.21. Investment Company Act; Public Utility Holding Company Act. Borrower is not directly or indirectly controlled by or acting on behalf of any person or entity which is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         3.22. Regulation. Borrower has elected to use the FCC-defined "cost of service" showing as a method for determining its maximum permitted basic service rate. Borrower is not aware of any refund liability relating to its cost of service showing calculation which is in excess of Five Million Dollars ($5,000,000) and as to which there has been issued an order of a Local Authority not appealed within the applicable appeal period or a final order of the FCC (a "Refund Liability").

                                  SECTION FOUR

                                   CONDITIONS

         4.01. Closing. The obligation of Banks to make an advance hereunder shall be subject to satisfaction of the following conditions and Administrative Agent's receipt of the following documents, each in form and substance, satisfactory to Banks:

             (a) Promissory Notes. The Notes duly executed by Borrower and delivered to Administrative Agent for redelivery to each Bank.

             (b) Security Agreement. An amended and restated security agreement executed by Borrower in favor of CoreStates as collateral security agent for Banks and the holders of the Insurance Notes granting and confirming a first lien security interest in all of Borrower's assets (now owned or hereafter acquired) as security for the Loan and the Insurance Notes, together with financing statements or amendments thereto, landlord waivers with respect to Borrower's offices at 9697 East Mineral Avenue and 9085 East Mineral Circle, Englewood, Colorado, and evidence of any other recordations required by applicable law or by Banks to perfect or to continue the perfected status of such security interests.

             (c) Mortgage Releases. Releases of the mortgages or deeds of trust given in favor of CoreStates as collateral security agent for Banks and the holders of the Insurance Notes pursuant to the Existing Loan Agreement.

             (d) Releases of Leasehold Assignments. Releases of the leasehold assignments in favor of CoreStates as collateral security agent for Banks and the holders of the Insurance Notes pursuant to the Existing Loan Agreement.

             (e) Intercreditor Agreement. An amended and restated intercreditor agreement by and among Banks and the holders of the Insurance Notes consenting to the increase in the Commitment hereunder and the release of the Mortgages and the Leasehold Assignments, and providing, inter alia, that CoreStates shall act as collateral security agent for the Banks and the holders of the Insurance Notes, and that the collateral security interests securing the Loan and the Insurance Notes shall be ranked pari passu.

             (f) Subordination Documents. An amended and restated subordination agreement executed by Jones subordinating all of Borrower's indebtedness to Jones, including any deferred Management Fees and Home Office Allocations, to the Loan and the Insurance Notes, together with appropriate certified board resolutions and legal opinions as required by Banks.

             (g) Letter Agreement. A Letter Agreement between Borrower and Administrative Agent regarding the annual administrative fee to be paid by Borrower to Administrative Agent.

             (h) Amendment or Waiver Under Insurance Notes. An amendment to the Insurance Notes or waiver of the provision thereof with respect to (i) prepayments in connection with the sale of the Tampa System, (ii) terms of subordination of Management Fees and Home Office Allocations, and (iii) any other matters as required in connection with the amendments contemplated hereby.

             (i) Authorization Documents. A certificate of a secretary or an assistant secretary of Jones attaching (i) a copy of the Joint Venture Agreement and all amendments thereto, (ii) a copy of the Partnership Agreements for each of the Partners, and all amendments thereto, (iii) a copy of the articles of incorporation, bylaws and resolutions of the Board of Directors of Jones authorizing (A) Jones', the Partners' and Borrower's execution and full performance of this Agreement, the Notes, the Collateral Security Documents and all other documents and actions required hereunder, and (B) the President, Group Vice President/Finance or Treasurer of Jones to request advances under the Commitment as representative of Jones, (iv) a certificate of the Partners of Borrower authorizing the Borrower's execution and full performance of this Agreement, the Notes, the Collateral Security Documents and all other documents and actions required hereunder, in substitution of the authority provided in
Article X(3) of the Joint Venture Agreement, and (v) an incumbency certificate setting forth the names, titles and specimen signatures of the officers of Jones authorized to act with respect to this Agreement, the Notes, the Collateral Security Documents and all related documents.

             (j) Opinions of Counsel. An opinion letter from Colorado counsel for Borrower in the form of Exhibit E-1 attached hereto; opinion letters from counsel for Borrower in California, Florida, and New Mexico in the form of Exhibits E-2 through E-4, respectively, attached hereto; and an opinion from FCC Counsel for Borrower in the form of Exhibit E-5 attached hereto.

             (k) Franchises and Approvals. Copies of all franchises, certificates of compliance and approval and material related contracts, licenses and permits necessary or required in connection with the Systems, all of which shall be owned by Borrower and be otherwise satisfactory to Banks.

             (l) Insurance. Certificates of insurance and evidence of loss payee and additional insured endorsements in favor of CoreStates as collateral security agent for Banks and the holders of the Insurance Notes with respect to all of Borrower's fire, casualty, liability and other insurance covering its respective property and business, as described on Exhibit C hereto.

             (n) Searches. Uniform Commercial Code, tax and judgment searches against Borrower in those offices and jurisdictions as Banks shall reasonably request.

             (o) Amendment to Management Agreement. Amendment to the Management Agreement to conform the reference in Paragraph l(b) thereof to the Banks.

             (p) Pay-Off of Certain Existing Banks. A letter from Shawmut Bank Connecticut, N.A. setting forth its pay-off amounts and that its Commitment and the Borrower's obligations (except as specifically set forth in the Existing Credit Agreement) under the Existing Credit Agreement shall be irrevocably terminated upon receipt of such amounts.

             (q) Transitional Payments. Payment of all payments required from Borrower pursuant to Paragraph 2.01(c)(ii) hereof.

             (r) Fees. Payment of all fees required pursuant to the letters dated November 2, 1995 and December 4, 1995 between Borrower and Agents.

             (s) Other Documents. Such additional information and documents as any Bank reasonably may request through Agents.

         4.02. Each Advance. The obligation of Banks to make each advance hereunder shall be subject to the following conditions:

             (a) Advance Request. Receipt by Administrative Agent of the Advance Request Form required pursuant to Paragraph 2.07(a) hereof.

             (b) Fees. All fees required pursuant to Paragraphs 2.12 and 2.13 shall have been paid as and when due.

             (c) Absence of Default; Representations and Warranties. There shall be no Event of Default or Default hereunder, nor any default under any Collateral Security Document or other document or agreement required in connection herewith or therewith, then in existence or caused by such advance; and each of the representations and warranties set forth in Article Three hereof and in any Collateral Security Document or other document or agreement required in connection herewith or therewith, shall be true and correct as of the date of such advance.

             (d) No Material Adverse Change. There shall have been no material adverse change in the assets, financial condition or business of Borrower since the date of the quarterly or audited annual financial statements most recently delivered by Borrower to Banks pursuant to Paragraph 3.10, 5.02 or 5.03 hereof.

             (e) Other Documents. Receipt by Administrative Agent of such additional documents and such additional information regarding the assets, financial condition or business of Borrower as any Bank may reasonably request through Agents.

                                  SECTION FIVE

                             AFFIRMATIVE COVENANTS

         Borrower covenants and agrees that so long as the Commitment of Banks to Borrower or any indebtedness of Borrower to Banks is outstanding:

         5.01. Existence and Good Standing. Borrower will preserve and maintain its existence as a Colorado general partnership, and each of Borrower, the Partners and Jones will preserve and maintain their respective good standing in all states in which the nature of its activities or the character of its properties requires it to qualify to do business and the failure to so qualify would have a material adverse effect on the business, operations or financial condition of Borrower, the Partners or Jones, respectively; and preserve and maintain the validity of all its franchises, licenses, permits, certificates of compliance or grants of authority required in the conduct of its business.

         5.02. Quarterly Financial Statements. Borrower will furnish to the Administrative Agent within sixty (60) days after the end of each of the first three quarterly fiscal periods in each fiscal year of Borrower hereafter with unaudited quarterly financial statements, in form and substance as required by Banks, including a balance sheet, a statement of income and a statement of cash flows prepared in accordance with GAAP (except that the quarterly statements will not be accompanied by those footnotes which would have accompanied such statements if they had been audited); together with a certificate executed by the President, Group Vice President/Finance or Treasurer of Jones stating that the financial statements fairly present the financial condition of Borrower as of the date and for the period covered and that as of the date of such certificate there has not been any violation of any provision of this Agreement or the happening of any Event of Default or Default.

         5.03. Annual Financial Statements. Borrower will furnish to the Administrative Agent within one hundred five (105) days after the close of each fiscal year of Borrower commencing with fiscal 1995 audited annual financial statements, including the financial statements and information required under Paragraph 5.02 hereof, which financial statements shall be prepared in accordance with GAAP and shall be fully certified without qualification by an independent certified public accounting firm of national recognition.

         5.04. Public Information. Borrower, the Partners and Jones will deliver to the Administrative Agent, promptly upon transmission thereof, copies of all such financial statements, and all annual, quarterly or other reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission) and all proxy statements, and material notices and reports as it shall send to its stockholders or partners and copies of all registration statements (without exhibits); provided, however, that as to such proxy statements, notices and reports, Jones and each Partner shall deliver such information only if it relates to Borrower or a Partner.

         5.05. Quarterly Compliance Certificate. Borrower shall deliver to the Administrative Agent within sixty (60) days after the end of each of the first three fiscal quarters in each fiscal year of Borrower, and within one hundred five (105) days after the end of each fiscal year, together with the information required to be delivered by Paragraphs 5.02 and 5.03 hereof, respectively, a certificate executed by the President, Group Vice President/Finance or Treasurer of Jones (i) showing the calculation of the Leverage Ratio in order to determine the Applicable Margin over the Base Rate, the Adjusted CD Rate or Adjusted Libor Rate, and (ii) stating that the financial covenants set forth in Paragraphs 5.14 through 5.16 hereof have been met and showing the calculation of such covenants.

         5.06. Books and Records; Inspection Rights. Borrower will keep and maintain satisfactory and adequate books and records of account in accordance with GAAP and make or cause the same to be made available to Banks or their agents or nominees at any reasonable time upon reasonable notice for inspection and to make extracts thereof. Borrower hereby authorizes the Banks to discuss the affairs, finances and accounts of the Borrower with its officers, employees and independent certified public accountants; and by this provision, authorizes such accountants to discuss such matters with the Banks.

         5.07. Insurance. Borrower will keep and maintain all of its property and assets in good order and repair and fully covered by insurance with reputable and financially sound insurance companies against such hazards and in such amounts as is customary in the industry, under policies requiring the insurer to furnish reasonable notice to Banks and opportunity to cure any non-payment of premiums prior to termination of coverage; and furnish Banks on an annual basis with certificates of such insurance and cause CoreStates as collateral security agent for Banks and the holders of the Insurance Notes to be named as additional insured and the loss payee thereof, as their interests may appear.

         5.08. Litigation; Event of Default. Each of Borrower, the Partners, and Jones will notify Banks in writing immediately of (i) the institution of any litigation, the commencement of any administrative proceedings, the happening of any event or the assertion or threat of any claim which relates to this Agreement, the Notes or any Collateral Security Document or which would be reasonably likely to materially and adversely affect its business, operations or financial condition, (ii) the occurrence of any Event of Default or Default hereunder or under the Note Agreements, and (iii) with respect to all matters previously disclosed to Banks under Paragraph 3.19 or 5.12 hereof, no later than thirty (30) days after the last day of each fiscal quarter of Borrower, a report describing any material information regarding actual or alleged liability of Borrower, a Partner or Jones, and the qualification thereof.

         5.09. Taxes. Borrower will pay and discharge all taxes, assessments or other governmental charges or levies imposed on it or any of its property or assets prior to the date on which any penalty for non-payment or late payment is incurred, unless the same are currently being contested in good faith by appropriate proceedings and are covered by appropriate reserves maintained in cash or cash equivalents in accordance with GAAP.

         5.10.   Costs and Expenses.

             (a) Borrower will pay or reimburse Administrative Agent for all reasonable out-of-pocket costs and expenses (including but not limited to reasonable attorneys' fees and expenses) Administrative Agent may pay or incur in connection with the preparation and review of this Agreement, the Notes, the Collateral Documents and all waivers, consents and amendments in connection therewith and all other documentation related thereto, the making of the Loan hereunder, and the collection or enforcement of the same.

             (b) Borrower will pay or reimburse Banks for all reasonable out-of-pocket costs and expenses (including but not limited to reasonable attorneys' fees and expenses) Banks may pay or incur in connection with the preparation and review of all waivers, consents and amendments in connection with this Agreement, the Notes, the Collateral Documents and the collection and enforcement of this Agreement, the Notes, the Collateral Documents and the Loan made hereunder.

             (c) All obligations provided for in this Paragraph 5.10 shall survive any termination of this Agreement or the Commitment and the repayment of the Loan.

         5.11. Additional Collateral. Borrower will execute, deliver and record, at any time upon Administrative Agent's request and in form and substance satisfactory to Banks, any of the following instruments in favor of Banks as additional collateral for all of Borrower's obligations hereunder: (i) mortgages on any of Borrower's real estate and certificates of title encumbrances against any of its vehicles, (ii) assignments of leases of real or personal property leased by Borrower from or to others, (iii) specific assignments by Borrower of easements, licenses, permits, certificates of compliance and certificates of approval issued by regulatory authorities, pole rental agreements, franchises or like grants of authority or service agreements, and (iv) any other like assignments or agreements specifically covering any of Borrower's properties or assets.

         5.12.   Compliance; Notification.

             (a) Borrower, each Partner and Jones (with respect to a System) will comply in all material respects with all local, state and federal laws and regulations applicable to its business, including without limitation the Cable Act, the Environmental Control Statutes, federal and state securities laws, the Communications Act and all laws and regulations of the FCC and the Local Authorities, and the provisions and requirements of all franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority held by Borrower and the Copyright Act; and Borrower will notify Banks immediately in detail of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any of such franchises, licenses or grants of authority, the existence of which would be reasonably likely to have a material adverse effect on the business, operations or financial condition of Borrower; or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise would be reasonably likely to create such a breach, violation or default or would be reasonably likely to occasion the termination of any of such franchises or grants of authority.

             (b) With respect to the Environmental Control Statutes, Borrower shall notify Banks when, in connection with the conduct of Borrower's or any Subsidiary's businesses) or operations, any person or entity, or any federal, state or local agency provides oral or written notification to Borrower, the Partners or Jones with regard to an actual or imminently threatened removal, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products; and notify Banks in detail immediately (i) upon the receipt by Borrower of an assertion of liability under the Environmental Control Statutes, (ii) of any actual or alleged failure to comply with or perform, breach, violation or default under any such Environmental Control Statutes and (iii) of the occurrence or existence of any facts, events or circumstances which with the passage of time, the giving of notice, or both, would be reasonably likely to create such a breach, violation or default.

         5.13. ERISA. Borrower, the Partners and Jones will comply in all material respects with the provisions of ERISA to the extent applicable to any Plan maintained for the employees of Borrower; not incur any material accumulated funding deficiency (within the meaning of ERISA and the regulations promulgated thereunder), or any material liability to the PBGC; not permit any "reportable event" (as defined in ERISA) or other event to occur which may indicate that its Plans are not sound or which may be the basis for PBGC to assert a material liability against it or which may result in the imposition of a lien on its properties or assets; and notify Banks in writing promptly after it has come to the attention of senior management of Borrower, the Partners or Jones of the assertion or threat of any "reportable event," the existence of any "reportable threat" or other event which may indicate that a Plan is not sound or may be the basis for the PBGC to assert a material liability against it or impose a lien on its properties or assets.

         5.14. Leverage Ratio. Borrower will maintain the Leverage Ratio at all times during the periods set forth in the left-hand column below in an amount not to exceed the ratios set forth in the right-hand column below:

                    Period                            Leverage Ratio
                    ------                            --------------
              Date hereof to 9/30/96                     4.50:1.00
              10/l/96 to 6/30/97                         4.00:1.00
              7/l/97 to 6/30/98                          3.50:1.00
              7/l/98 and thereafter                      3.00:1.00

         5.15. Debt Service Coverage. Borrower will maintain at all times the ratio of (A) Annualized Operating Cash Flow to (B) Debt Service for the succeeding four fiscal quarters in an amount in excess of 1.25 to 1.

         5.16. Operating Cash Flow to Interest Expense Ratio. Borrower will maintain at all times the ratio of (A) Operating Cash Flow for the most-recently ended fiscal quarter to (B) Interest Expense for the most-recently ended fiscal quarter in an amount in excess of 2.25 to 1.

         5.17. Extensions of Franchises. Borrower shall commence the renewal process of each franchise in a System which expires by its terms prior to December 31, 2004 within thirty (30) days after the earliest date possible under the Cable Act, and in connection with each renewal of a franchise Borrower shall use its best efforts to obtain the consent of the franchisor to permit the collateral assignment of the franchise.

         5.18. Successor Agent. In the event of the appointment of any successor Agent pursuant to Paragraph 9.15 hereof, Borrower will execute and deliver any documents reasonably requested by Banks to effectuate and confirm the transfer to such successor Agent of all rights, powers, duties, obligations and property vested in its predecessor Agent hereunder.

         5.19. Transactions Among Affiliates. Borrower will cause all transactions between and among Affiliates to be on an arms-length basis and on such terms and conditions as are customary in the applicable industry between and among unrelated entities, provided, however, that transactions permitted pursuant to Paragraph 6.09(ii) and (iii) hereof shall not be a violation of this Paragraph 5.19.

         5.20. Other Information. Provide Banks with any other documents and information, financial or otherwise, reasonably requested by Banks from time to time.

    5.21. Refund Liabilities. Borrower will notify Banks in writing immediately upon becoming aware of any Refund Liability.

                                  SECTION SIX

                               NEGATIVE COVENANTS

         So long as the Commitment or any indebtedness of Borrower to Banks remains outstanding hereunder, Borrower covenants and agrees that without Required Banks' prior written consent it will not:

         6.01. Indebtedness. Borrow any monies or create any indebtedness, including without limitation Funded Debt, except (i) borrowings from Banks hereunder; (ii) indebtedness pursuant to the Insurance Notes in an aggregate principal amount not to exceed $93,000,000 at any time outstanding; (iii) trade indebtedness in the normal and ordinary course of business for value received;
(iv) indebtedness to Jones for deferred Management Fees and Home office Allocations subordinated to the Loan pursuant to the Subordination Agreement;
(v) borrowings from Jones, provided such borrowings are subordinated to Borrower's indebtedness to Banks hereunder pursuant to the provisions of the

Subordination Agreement; (vi) indebtedness and obligations incurred to purchase or lease fixed or capital assets, including pursuant to Capital Leases; and
(vii) unsecured indebtedness; provided, however, that the aggregate principal amount of indebtedness outstanding under clauses (vi) and (vii) hereof shall not at any time exceed $5,000,000.

         6.02. Guaranties. Guarantee or assume or agree to become liable in any way, either directly or indirectly, for any additional indebtedness or liability of others except to endorse checks or drafts for collection in the ordinary course of business.

         6.03. Loans. Make any loans or advances to others except loans to employees and advances to subcontractors and suppliers in the ordinary course of business and not to exceed $50,000 aggregate principal amount at any time outstanding.

         6.04. Liens and Encumbrances. Create, permit or suffer the creation or existence of any liens, security interests, or any other encumbrances on any of its property, real or personal, except in favor of CoreStates as collateral security agent for the Banks and the holders of the Insurance Notes and except
(i) liens arising in favor of sellers or lessors for indebtedness and obligations incurred to purchase or lease fixed or capital assets permitted under Paragraph 6.01(vi) hereof, provided, however, that such liens secure only the indebtedness and obligations created thereunder and are limited to the assets purchased or leased pursuant thereto; (ii) liens for taxes, assessments or other governmental charges, federal, state or local, which are then being currently contested in good faith by appropriate proceedings and are covered by appropriate reserves maintained in cash or cash equivalents and in accordance with GAAP; (iii) pledges or deposits to secure obligations under workmen's compensation, unemployment insurance or social security laws or similar legislation (but not ERISA); (iv) deposits to secure performance or payment bonds, bids, tenders, contracts (other than contracts for borrowed money), leases, franchises or public and statutory obligations required in the ordinary course of business; (v) deposits to secure surety, appeal or custom bonds required in the ordinary course of business; (vi) liens to secure mechanic's liens which are then being currently contested in good faith by appropriate proceedings; (vii) zoning restrictions, easements and similar immaterial restrictions which do not secure the payment of money and which in the aggregate do not adversely effect Borrower's use and title to such property;
(viii) judgment liens in existence for not more than sixty (60) days and either singly or in the aggregate in an amount not in excess of Five Hundred Thousand Dollars ($500,000) relating to judgments currently being contested in good faith by appropriate proceedings and which are covered by appropriate reserves maintained in cash or cash equivalents in accordance with GAAP; and (ix) liens which are granted under pole attachment agreements in favor of pole lessors to secure Borrower's obligations under such pole attachment agreements limited to the property subject to such agreements.

         6.05. Additional Negative Pledge. Agree or covenant with or promise any person or entity other than the Banks that it will not pledge its assets or properties or otherwise grant any liens, security interests or encumbrances on its property on terms similar to those set forth in Paragraph 6.04 hereof except pursuant to Section 9.16 of the Note Agreements.

         6.06. Restricted Payments. Make any Restricted Payments except as permitted pursuant to Paragraph 6.09 hereof.

         6.07. Transfer of Assets; Liquidation. Sell, lease, transfer or otherwise dispose of all or any portion of its assets, real or personal, other than such transactions in the normal and ordinary course of business for value received; or discontinue, liquidate, or change in any material respect any substantial part of its operations or businesses). Notwithstanding the foregoing, Banks hereby agree that Borrower may sell any System provided that in connection with such sale of a System (i) Borrower shall make a mandatory payment of the Loan as provided in Paragraph 2.05(b) hereof (together with amounts required by Paragraph 2.10 hereof), (ii) immediately before, immediately after and after giving effect to such sale, no Event of Default or Default shall exist, (iii) Borrower certifies to Banks that (A) it is in compliance with the covenants set forth in Paragraphs 5.14 through 5.16 hereof, based on a pro forma calculation using the results of the most recently ended fiscal quarter of Borrower, and reducing Operating Cash Flow (and Annualized Operating Cash Flow) by the portion thereof attributable to the System being sold and reducing Funded Debt, Debt Service and Interest Expense to the extent, if any, attributable to any portion of Total Debt being paid contemporaneously with the consummation of such sale and (B) immediately after the consummation of such sale and after giving effect thereto, the Leverage Ratio (based on operating cash flow for the most recently ended three months determined on a pro forma basis to reflect the portion of Operating Cash Flow for such period attributable to the System being sold times four (4)) shall be no greater than the Leverage Ratio immediately prior to the consummation of such sale, and (iv) in connection with such sale, Borrower and Banks shall amend Exhibit C hereto to reflect such sale.

         6.08. Acquisitions and Investments. Purchase or otherwise acquire any part or amount of the capital stock or assets of, or make any investments in, any other firm or corporation except (i) Permitted Investments and (ii) so long as no Event of Default or Default has occurred and is then continuing Borrower may make acquisitions of cable systems that are contiguous to and to be operated together with Borrower's existing Systems, provided, that the aggregate amount of such acquisitions in any fiscal year of Borrower shall not exceed Three million Dollars ($3,000,000); or enter into any new business activities or ventures not directly related to its present business; or merge or consolidate with or into any other firm or corporation; or create any Subsidiary.

         6.09. Payments to Affiliates. Pay or accrue any salaries or other compensation, fees (including Management Fees) or other payments (including Home office Allocations) to Affiliates, except, in the absence of any Refund Liability Or Event of Default or Default hereunder and provided such payment shall not cause an Event of Default or Default hereunder: (i) in connection with the sale of a System as permitted by Paragraph 6.07 hereof, Borrower may make (A) such distributions to the Partners as shall be necessary to cover each such Partner's tax liability arising in connection with such sale, and (B) in the case of a sale of the Tampa System, an additional distribution in an amount which, together with the distribution for tax liabilities permitted by clause
(A) above, does not exceed fifty percent (50%) of the cash proceeds from the sale of the Tampa System; (ii) Borrower may, subject to the terms of the Subordination Agreement, pay Management Fees and Home office Allocations in accordance with the terms of the Management Agreement as in effect on the date hereof, provided, however, that after December 31, 1999, no payment may be made on Management Fees or Home Office Allocations that have been deferred pursuant to the terms hereof; and (iii) Borrower may make payments to Affiliates for brokerage services, including in connection with the purchase or sale of a System, and for the sale of television or other signals, the purchase or lease of television or other signals or specialized equipment and the licensing of technology, provided (x) such transactions are at a price and on terms at least as favorable as those prices and terms being generally offered in the same market place by unrelated parties for goods or services as nearly identical as possible in regard to quality, technical advancement and availability, provided, however, that so long as no Default or Event of Default is in existence, Borrower may pay brokerage fees to The Jones Group Ltd. in connection with (a) the sale of a system to an entity which is not an Affiliate in an amount not to exceed two and one-half percent (2-1/2%) of the gross sales price of the system, and (b) the purchase of a System, in an amount not to exceed four and one half percent (4-1/2%) of the lower of the gross purchase price or appraisal value of the System and (y) payments to Jones Programming Services, Inc. ("Programming") for the purchase of signals or programming for the Systems shall not exceed the payments made by or charged to other Affiliates of Programming by Programming for comparable quantity and quality of signals or programming.

         6.10. Use of Proceeds. Use any of the proceeds of the Loan, directly or indirectly, to purchase or carry margin securities within the meaning of Regulation U of the Board of Governors of the Federal Reserve System; or engage as its principal business in the extension of credit for purchasing or carrying such securities.

         6.11. Documents. (a) Amend or permit any amendments to the Joint Venture Agreement or (b) materially amend the manager's duties under the Management Agreement.

         6.12. Insurance Notes. Unless Borrower shall have provided prior notice to the Banks and obtained the approval of Required Banks, amend or permit any amendments to the Insurance Notes or the Note Agreements if the effect would be to: (a) alter the maturity date of the Insurance Notes to make it earlier than March 31, 2000, or alter the required payment (or mandatory prepayment) schedule set forth in Section 7.1 of the Note Agreements in any manner which causes required payments (or mandatory prepayments) to be made sooner than set forth therein or increases the aggregate dollar amount due on any given required payment (or mandatory prepayment) date (except on the final maturity date); (b) increase the interest rates due on the Insurance Notes as set forth in Section 1.1 of the Note Agreements or adjust the method or formula by which the Make-Whole Amount is determined or increase fees or other amounts due under the Insurance Note; or (c) alter any of the provisions of Sections
9.9 through 9.19, 9.21 and 9.22 of the Note Agreements in a manner which would make it more difficult for Borrower to comply with or remain in compliance with those covenants or add additional financial covenants to the Note Agreements (it being understood that the Insurance Notes and Note Agreements may be otherwise amended without the approval of Banks if prior notice shall have been provided by Borrower to Banks); or make any prepayment on or repurchase the Insurance Notes unless simultaneously with such prepayment or repurchase Borrower makes a prepayment of that percentage of the Loan equal to the percentage of the Insurance Notes being prepaid or repurchased.

                                 SECTION SEVEN

                   ADDITIONAL COLLATERAL AND RIGHT OF SET-OFF

         7.01. Additional Collateral. As additional collateral for the payment of any and all of Borrower's indebtedness and obligations to Banks, whether matured or unmatured, now existing or hereafter incurred or created hereunder or otherwise, Borrower hereby grants to Banks a security interest in and lien upon all funds, balances or other property of any kind of Borrower, or in which Borrower has an interest, limited to the interest of Borrower therein, whether now or hereafter in the possession, custody or control of any Bank.

         7.02. Right of Set-off. Upon a Default or an Event of Default, each Bank is hereby authorized at any time and from time to time, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Bank, irrespective of whether such Bank shall have made any demand under this Agreement or such Note. Each Bank agrees promptly to notify Borrower and Administrative Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section Seven are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

                                 SECTION EIGHT

                                    DEFAULT

         8.01. Events of Default. Each of the following events shall be an Event of Default hereunder:

             (a) If Borrower shall fail to pay when due any installment of principal or interest or fees or any other sum payable to Banks or Agents hereunder or otherwise; or

             (b) If any representation or warranty made herein or any Collateral Security Document or in connection herewith or therewith or in any statement, certificate or other document furnished hereunder or thereunder is or becomes false or misleading in any material respect; or

             (c) Except as otherwise provided in subparagraph (f) below as to the Insurance Notes, if Borrower or a Partner shall default in the payment of, or in the performance of any obligation in respect of, indebtedness to another in excess of $1,000,000, whether now or hereafter incurred and with respect to defaults relating to other than the payment of money, the effect of such default is to cause or permit the holder(s) of such indebtedness to cause such indebtedness to be due and payable prior to its stated maturity or to take any action to realize upon any assets or property of Borrower under any agreement or instrument evidencing or securing such indebtedness; or

             (d) If Borrower shall default in or fail to observe at any test date the covenants set forth in Paragraphs 5.14, 5.15 and 5.16 or Article Six; or

             (e) If Borrower, a Partner or Jones shall default in the performance of any other agreement or covenant contained herein (other than as provided in subparagraphs (a), (b) or (d) above) or in any document executed or delivered in connection herewith (including without limitation any Collateral Security Document) and such default shall continue uncured for thirty (30) days after notice thereof to Borrower given by Administrative Agent pursuant to the direction of Required Banks; or

             (f) If there shall be any Event of Default under the Insurance Notes; or

             (g) If the Partners shall agree to terminate or dissolve the Borrower; if the Borrower is terminated or dissolved and not simultaneously continued; if more than one Partner shall withdraw as a Partner; if Jones shall cease to be the general partner of each of the Partners and the manager of Borrower pursuant to the Management Agreement; or if the sole partners of Borrower shall cease to be two or more of the Partners; or

             (h) If custody or control of any substantial part of the property of Borrower, a Partner or Jones shall be assumed by any governmental agency or any court of competent jurisdiction at the request of any governmental agency; if any franchise of the Borrower shall be suspended, revoked, not renewed or otherwise terminated (including if Borrower is required by any franchising authority or by court order or administrative order to halt construction or operations under any franchise and such action shall continue uncorrected for thirty (30) days after Borrower has received notice thereof), and such franchise, together with all other franchises suspended, revoked, not renewed or otherwise terminated at the time of such suspension, revocation or termination, represents either singly or in the aggregate in excess of the greater of ten percent (10%) of the Basic Subscribers covered by all of Borrower's franchises on (i) the date hereof as set forth in Exhibit C and (ii) the last day of the most recently ended fiscal quarter of Borrower; or if any governmental regulatory authority or judicial body shall make any other final non-appealable determination the effect of which would be to affect materially and adversely the operations of Borrower as now conducted; or

             (i) If Borrower, a Partner or Jones shall become insolvent, bankrupt or generally fail to pay its debts as such debts become due; or is adjudicated insolvent or bankrupt; or admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and if appointed without its.consent, not be discharged within thirty (30) days; or makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and if contested by it not dismissed or stayed within thirty (30) days; or if proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors is instituted or commenced by Borrower, a Partner or Jones; or if any order for relief is entered relating to any of the foregoing proceedings; or if Borrower or a Partner shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or if Borrower or a Partner shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or

             (j) If any event or condition shall occur or exist with respect to any activity or substance regulated under the Environmental Control Statutes and as a result of such event or condition, Borrower has incurred a liability in excess of $500,000 during any consecutive twelve (12) month period; or

             (k) If any judgment, writ, warrant or attachment or execution or similar process which calls for payment or presents liability in excess of $500,000 (not covered by insurance) shall be rendered, issued or levied against Borrower or a Partner or its respective property and such process shall not be paid, waived, stayed, vacated, discharged, settled, satisfied or fully bonded within sixty (60) days after its issuance or levy; or

             (l) If any judgment, writ, warrant or attachment or execution or similar process which calls for payment or presents liability in excess of $2,000,000 (not covered by insurance) shall be rendered, or issued or levied against Jones or its property and such process shall not be paid, waived, stayed, vacated, discharged, settled, satisfied or fully bonded within sixty
(60) days after its issuance or levy.

             (m) If Borrower shall not have obtained, within six (6) months after the date hereof, the consent of the County of Los Angeles to the grant of security interests in franchises granted by such County.

         8.02.   Remedies.

             (a) Upon the happening of any Event of Default and at any time thereafter, at the election of Required Banks, and by notice by Administrative Agent to Borrower (except if an Event of Default described in Paragraph 8.01(i) shall occur in which case acceleration shall occur automatically without notice), Required Banks may declare the entire unpaid balance, principal, interest and fees, of all indebtedness of Borrower to Banks, hereunder or otherwise, to be immediately due and payable. Upon such declaration, the Commitment shall immediately and automatically terminate and Banks shall have no further obligation to make any advances and, subject to the provisions of the Intercreditor Agreement, shall have the immediate right to, or to cause the collateral security agent to, enforce or realize on any collateral security granted therefor in any manner or order they deem expedient without regard to any equitable principles of marshalling or otherwise. In addition to any rights granted hereunder or in any documents delivered in connection herewith, Banks, Administrative Agent and the collateral security agent shall have all the rights and remedies granted by any applicable law, all of which shall be cumulative in nature.

             (b) In accordance with the letter dated March 13, 1992 of the County of Los Angeles, and any similar letter hereinafter received containing such a requirement, Borrower hereby agrees to notify the County of Los Angeles within the time periods set forth therein in the event of the acceleration of indebtedness as set forth in clause (a) above.

             (c) Upon the occurrence of an Event of Default, Administrative Agent or any Bank may send a notice to the Banks indicating its desire to cause a Statement of Event of Default (as defined in the Intercreditor Agreement) to be sent to Borrower pursuant to Paragraph 4.1 of the Intercreditor Agreement. Upon receipt of such a notice, Administrative Agent shall promptly convene a meeting of the Banks to discuss such course of action. Banks hereby agree that the decision to send a Statement of Event of Default shall be subject to the agreement of Required Banks.

                                  SECTION NINE

                                   THE BANKS

         Except as set forth in Paragraph 9.03, this Section sets forth the relative rights and duties of Agents and Banks respecting the Loan and does not confer any enforceable rights on Borrower against Banks or create on the part of Agents or Banks any duties or obligations to the Borrower.

         9.01. Application of Payments. Except as provided in Paragraph 2.01(c)(ii), Administrative Agent shall apply all payments of principal, interest, commitment fee or other amounts hereunder made to Administrative Agent by or on behalf of Borrower, to Banks on the basis of their Pro Rata Shares except the fee payable under Paragraph 2.13 hereof, which shall be paid solely to Administrative Agent, and other compensation requested by a Bank, including increased costs, capital adequacy payments and the like. Such distribution of payments shall be made promptly in federal funds immediately available at the office of each Bank set forth above.

         9.02. Set-off. In the event a Bank, by exercise of its right of set-off, or otherwise, receives any payment of the indebtedness owing to it hereunder in an amount greater than its Pro Rata Share of such payment based upon the Banks' respective shares of principal indebtedness outstanding immediately before such payment, such Bank shall purchase a portion of the indebtedness hereunder owing to each other Bank so that after such purchase each Bank shall hold its Pro Rata Share of all the indebtedness then outstanding hereunder provided that if all or any portion of such excess payment is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of any such recovery, but without interest. Notice of the foregoing transactions shall be given by each Bank to Administrative Agent, and by Administrative Agent to Borrower.

         9.03. Modifications and Waivers. No modification or amendment hereof, consent hereunder or waiver of a Default or Event of Default hereunder or under any of the Collateral Security Documents or any other document or agreement required hereunder, shall be effective except by written consent of the Required Banks, provided, however, that the written consent of all Banks shall be required to (i) decrease the rate of interest, (ii) modify, amend, waive, discharge or terminate the amount of the Commitment or the Banks' respective shares thereof, (iii) modify, amend, waive, discharge, terminate or suspend compliance with the dates of payment hereunder, (iv) decrease the commitment fee(s) payable under Paragraph 2.12 hereof, (v) release or impair in any respect the value of the Collateral (except as expressly contemplated by Paragraph 3.2 of the Intercreditor Agreement), or modify, amend, waive, discharge, terminate or suspend compliance with the Intercreditor Agreement, or
(vi) modify or amend the provisions of Paragraph 9.02, this Paragraph 9.03 or the definition of Required Banks.

         9.04. Obligations Several. The obligations of the Banks hereunder are several, and each Bank hereunder shall not be responsible for the obligations of the other Banks hereunder, nor will the failure of one Bank to perform any of its obligations hereunder relieve the other Banks from the performance of their respective obligations hereunder.

         9.05. Banks' Representations. Each Bank represents and warrants to the other Banks and the Agents that (i) it has been furnished all information it has requested for the purpose of evaluating its proposed participation under this Agreement; (ii) it has decided to enter into this Agreement on the basis of its independent review and credit analysis of Borrower, this Agreement and the documentation in connection therewith and has not relied for such analysis on any information or analysis provided by any other Bank or the Agents; (iii) it is participating herein for its own account as a commercial transaction and not with a view to the distribution, disposition or participation of its interest herein, and it has no present intention of making any such distribution, disposition or participation.

         9.06. Investigation. No Bank shall have any obligation to the others to investigate the condition of the Borrower or any of the Collateral or any other matter concerning the Loan.

         9.07. Powers of Agents. Agents shall have and may exercise those powers specifically delegated to Agents herein, together with such powers as are reasonably incidental thereto.

         9.08. General Duties of Agent, Immunity and Indemnity. In performing its duties as Agent hereunder, each Agent will take the same care as it takes in connection with loans in which it alone is interested, subject to the limitations on liabilities contained herein; provided that Agents shall not be obligated to ascertain or inquire as to the performance of any of the terms, covenants or conditions hereof by Borrower, except as to delivery to it of items required by Section Four and as to any matter or document that is required to be satisfactory to it. Neither Agent nor any of its respective directors, officers, agents or employees shall be liable for any action or omission by any of them hereunder or in connection herewith except for gross negligence or willful misconduct. Subject to such exception, each of the Banks hereby indemnifies Agents on the basis of such Bank's Pro Rata Share, against any such liability, claim, loss or expense.

         9.09. No Responsibility for Representations or Validity, etc. Each Bank agrees that neither Agents nor any other Bank shall be responsible to any Bank for any representations, statements, or warranties of Borrower herein. Neither Agents nor any of their directors, officers, employees or agents shall be responsible for the validity, effectiveness, sufficiency, perfection or enforceability of this Agreement and any collateral security therefor, or any documents relating thereto or for the priority of any of Banks' or the collateral security agent's security interests in any such collateral security.

         9.10. Action on Instruction of Banks; Right to Indemnity. Agents shall, subject to the provisions set forth below, take such actions as are requested by Required Banks, and Agent shall in all cases be fully protected in acting or refraining from acting hereunder in accordance with written instructions to it signed by Required Banks unless the consent of all the Banks is expressly required hereunder in which case Agents shall be so protected when acting in accordance with such instructions from all the Banks. Such instructions and any action taken or failure to act pursuant thereto shall be binding on all Banks, provided that except as otherwise provided herein, Agents may act hereunder in their own discretion without requesting such instructions. Agents shall be fully justified in failing or refusing to take any action hereunder unless they shall first be specifically indemnified to its satisfaction by the other Banks on the basis of their respective Pro Rata Shares, against any and all liability and expense which it may incur by reason of taking or continuing to take any such action.

         9.11. Employment of Agents. In connection with its activities hereunder, each Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the default or misconduct of agents or attorneys-in-fact selected with reasonable care.

         9.12. Reliance on Documents. Each Agent shall be entitled to rely upon (a) any paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons and (b) upon the opinion of its counsel with respect to legal matters.

         9.13. Agent's Rights as a Bank. With respect to its share of the indebtedness hereunder, Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not an Agent. Each of the Banks may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with Borrower as if it were not an Agent or a Bank hereunder.

         9.14. Expenses. Each of the Banks shall reimburse each Agent, from time to time at the request of such Agent, for its Pro Rata Share of any expenses incurred by such Agent in connection with the performance of its functions hereunder, provided however that in the event Banks shall reimburse an Agent for expenses for which Borrower subsequently reimburses such Agent, such Agent shall remit to each Bank the respective amount received from such Bank against such expenses and shall remit to each Bank a pro rata share of any interest paid by Borrower to Agent on account of such expenses.

         9.15. Resignation of Agent. An Agent may at any time resign its position as Agent, without affecting its position as a Bank, by giving written notice to Banks and Borrower. Such resignation shall take effect upon the appointment of a successor agent in accordance with this Paragraph 9.15. In the event an Agent shall resign, Banks and Borrower shall appoint a Bank as successor agent. If within thirty (30) days of an Agent's notice of resignation no successor agent shall have been appointed by Banks and Borrower and accepted such appointment, then Banks shall appoint a Bank as a successor agent, and if within thirty (30) days after the end of the initial thirty (30) day period no successor agent shall have been appointed by Banks and accepted such appointment, then the resigning Agent, in its discretion, may appoint any other Bank as a successor agent.

         9.16. Successor Agent. The successor Agent appointed pursuant to Paragraph 9.15 shall execute and deliver to its predecessor and Banks an instrument in writing accepting such appointment, and thereupon such successor, without any further act, deed or conveyance, shall become fully vested with all the properties, rights, duties and obligations of its predecessor Agent. The predecessor Agent shall deliver to its successor Agent forthwith all collateral security, documents and moneys held by it as Agent, if any, whereupon such predecessor Agent shall be discharged from its duties and obligations as Agent under this Agreement.

         9.17. Collateral Security. CoreStates will hold, administer and manage any collateral security pledged from time to time hereunder either in its own name or as Collateral Security Agent pursuant to the Intercreditor Agreement, but each Bank shall hold a direct, undivided pro rata beneficial interest therein.

         9.18. Enforcement by Administrative Agent. All rights of action under this Agreement and under the Notes and all rights to the collateral security hereunder may be enforced by Administrative Agent and any suit or proceeding instituted by Administrative Agent in furtherance of such enforcement shall be brought in its name as Administrative Agent without the necessity of joining as plaintiffs or defendants any other Banks, and the recovery of any judgment shall be for the benefit of Banks subject to the expenses of Administrative Agent.

                                  SECTION TEN

                                 MISCELLANEOUS

         10.01. Non-Recourse. Anything contained in this Agreement or any Collateral Security Document to the contrary notwithstanding (except the provisions set forth in Paragraph 14 of the Subordination Agreement), in any action or proceeding brought on the Notes, this Agreement, or any Collateral Security Document or the indebtedness evidenced or secured thereby, no deficiency judgment shall be sought or obtained against Jones or any Partner or enforced against the separate assets of Jones or any Partner, and the liability of Jones or any Partner for any amounts due under the Notes, this Agreement, or any Collateral Security Document, shall be limited to the interest of Jones and the Partners in the Collateral and in any other assets of the Borrower. Banks may join Jones in its capacity as general partner of the Partners or any Partner in its capacity as a general partner of the Borrower as defendant in any legal action it undertakes to enforce its rights and remedies under the Notes, this Agreement, or any Collateral Security Document, but any judgment in any such action may be satisfied by recourse only to the Collateral and any other assets of Borrower, but not by recourse directly to or by execution on Jones' or any Partner's separate assets. Notwithstanding the foregoing, nothing set forth herein shall be deemed to limit the liability of Jones or any Partner or its assets or prohibit Banks from taking any legal action against Jones or any Partner or its assets for (a) any fraud, intentional misconduct or gross negligence of Jones or any Partner, or (b) Jones' undertakings under the Subordination Agreement, or (c) to recoup any amounts or assets paid or transferred directly or indirectly by the Borrower to Jones or any Partner in violation of any provision of this Agreement.

         10.02. Indemnification and Release Provisions. Borrower hereby agrees to defend each Agent and each Bank and its directors, officers, agents and employees from, and hold each of them harmless against, any and all losses, liabilities (including without limitation settlement costs and amounts, transfer taxes, documentary taxes, or assessments or charges made by any governmental authority), claims, damages, interests, judgments, costs, or expenses, including without limitation reasonable fees and disbursements of counsel, incurred by any of them arising out of or in connection with or by reason of this Agreement, the Commitment, the making of the Loan, or any Collateral Security Document, including without limitation, any and all losses, liabilities, claims, damages, interests, judgments, costs or expenses relating to or arising under any Environmental Control Statute or the application of any such Statute to any of Borrower's properties or assets except with respect to such Bank's or Agent's (as the case may be) own gross negligence or willful misconduct. Borrower hereby releases each Agent and each Bank and its respective directors, officers, agents and employees from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission on the part of any of them except with respect to such entity's or person's (as the case may be) own gross negligence or willful misconduct. All obligations provided for in this Paragraph 10.02 shall survive any termination of this Agreement or the Commitment and the repayment of the Loan.

         10.03. Participations and Assignments. Borrower hereby acknowledges and agrees that a Bank may at any time: (a) grant participations in all or a portion of its Maximum Principal Amount of the Loan or any Note or of its right, title and interest therein or in or to this Agreement (collectively, "Participations"), up to but not in excess of forty-nine percent (49%) of such Bank's Maximum Principal Amount, to any other lending office or to any other bank, lending institution or other entity which has the requisite sophistication to evaluate the merits and risks of investments in Participations ("Participants"), provided, however, that: (i) all amounts payable by Borrower hereunder shall be determined as if such Bank had not granted such Participation; and (ii) any agreement pursuant to which any Bank may grant a Participation: (x) shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; (y) such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement without the consent of the Participant if such amendment, modification or waiver would reduce the principal of or rate of interest on the Loan or postpone the date fixed for any payment of principal of or interest on the Loan; and (z) shall not relieve such Bank from its obligations, which shall remain absolute, to make advances hereunder, or (b) with the consent of Borrower and Managing Agents, such consent not to be unreasonably withheld, assign all or a portion of its rights under the Loan up to but not in excess of forty-nine percent (49%) in the aggregate of such Bank's Maximum Principal Amount without taking into account any prior assignments, provided that (i) any such assignment shall be in a minimum amount of Four Million Nine Hundred Thousand Dollars ($4,900,000); (ii) in connection with any such assignment the assigning Bank shall pay to Administrative Agent a fee of Two Thousand Five Hundred Dollars ($2,500); and (iii) notwithstanding the provisions of clauses
(i) and (ii) of this subsection (b), a Bank may assign its rights hereunder and under its Note to a Federal Reserve Bank as collateral security for overdrafts pursuant to Regulation A of the Board of Governors of the Federal Reserve System, but such assignment shall not relieve such Bank of its obligations hereunder.

         10.04. Binding and Governing Law. This Agreement and all documents executed hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns and shall be governed as to their validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania (except as to certain Collateral Security Documents, which may be required by mandatory provision of law to be governed by the laws of another jurisdiction).

         10.05. Survival. All agreements, representations, warranties and covenants of Borrower contained herein or in any documentation required hereunder shall survive the execution of this Agreement and the making of the Loan hereunder and except for Paragraphs 5.11 and 10.02 which provide otherwise, will continue in full force and effect as long as any indebtedness or other obligation of Borrower to any Bank remains outstanding.

         10.06. No Waiver; Delay. If Banks or any of them shall waive any power, right or remedy arising hereunder or under any applicable law, such waiver shall not be deemed to be a waiver by any other Bank or upon the later occurrence or recurrence of any of said events with respect to any Bank. No delay by Banks or any of them in the exercise of any power, right or remedy shall, under any circumstances, constitute or be deemed to be a waiver, express or implied, of the same and no course of dealing between the parties hereto shall constitute a waiver of Banks' powers, rights or remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         10.07. Modification. Except as otherwise provided in this Agreement, no modification or amendment hereof shall be effective unless made in a writing signed by appropriate officers of the parties hereto.

         10.08. Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

         10.09. Notices. Except as otherwise specifically provided herein, any notice, request or consent required hereunder or in connection herewith shall be deemed satisfactorily given if in writing and delivered by hand or mailed (registered, overnight or certified mail) or by telecopier to the parties at their respective addresses or telecopier numbers set forth on Exhibit F attached hereto.

         10.10. Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day (or preceding London Business Day, as applicable), provided however that such extension of time shall be included in the computation of interest due in conjunction with such payment or other fees due hereunder, as the case may be.

         10.11. Time of Day. All time of day restrictions imposed herein shall be calculated using Administrative Agent's local time.

         10.12. Severability. If any provision of this Agreement or the application thereof to any person or entity or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons, entities or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         10.13. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original.

         10.14. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTES OR ANY COLLATERAL SECURITY DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY BANK OR AGENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH BANK'S ENTERING INTO THIS AGREEMENT.

         10.15. Acknowledgements. BORROWER ACKNOWLEDGES THAT IT HAS HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, PARAGRAPH 10.14 HEREOF, AND FURTHER ACKNOWLEDGES THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURY TRIAL HAS BEEN FULLY EXPLAINED TO BORROWER BY SUCH COUNSEL.

         IN WITNESS WHEREOF, the undersigned, by their duly authorized partners or officers, have executed this Agreement the day and year first above written.

                                        CABLE TV FUND 12-BCD VENTURE

                                        By: CABLE TV FUND 12-B, LTD., a general
                                            partner

                                        By: CABLE TV FUND 12-C, LTD., a general
                                            partner

                                        By: CABLE TV FUND 12-D, LTD., a general
                                            partner

Attest:                                     By: Jones Intercable, Inc.,
                                                their general partner

By: /s/ JACK D. FINLAW JR.                      By: /s/ J. ROY POTTLE
    -------------------------------             ----------------------------
    Name: Jack D. Finlaw Jr.                    Name:  J. Roy Pottle
    Title: Assistant Secretary                  Title:  Treasurer

(CORPORATE SEAL)


                             (EXECUTIONS CONTINUED]

                                        CORESTATES BANK, N.A., individually and
                                        in its capacity as Administrative Agent
                                        and a Managing Agent hereunder

                                        By: /s/ PHILIP D. HARRISON
                                            ------------------------------------
                                            Name: Philip D. Harrison
                                            Title: Assistant Vice President

                                        SOCIETE GENERALE, acting through its
                                        New York Branch, individually and in
                                        its capacity as a Managing Agent
                                        hereunder

                                        By: /s/ MARK VIGIL
                                            ------------------------------------
                                            Name: Mark Vigil
                                            Title: Vice President

                                        NATIONSBANK OF TEXAS, N.A.

                                        By: /s/ DOUGLAS S. STUART
                                            ------------------------------------
                                            Name: Douglas S. Stuart
                                            Title: Senior Vice President

                                        ROYAL BANK OF CANADA

                                        By: /s/ CYNTHIA K. WONG
                                            ------------------------------------
                                            Name: Cynthia K. Wong
                                            Title: Manager

                                        NATWEST BANK, N.A.

                                        By: /s/ ROSELYN REID
                                            ------------------------------------
                                            Name: Roselyn Reid
                                            Title: Vice President

                                        COLORADO NATIONAL BANK

                                        By: /s/ DAVID S. WAZAR
                                            ------------------------------------
                                            Name: David S. Wazar
                                            Title: Vice President